UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WILSON HOLDINGS, INC.
(Name of small business issuer in its charter)

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Nevada	1531	76-0547762
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2700 Via Fortuna, Suite 400
Austin, TX 78746
(512) 732-0932
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)__________________________________
Clark N. Wilson
President and Chief Executive Officer
Wilson Holdings, Inc.
2700 Via Fortuna, Suite 400 Austin, TX 78746
(512) 732-0932
(Name, Address and Telephone Number of Agent for Service)
 __________________________

Copies to:
Carmelo M. Gordian
Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, Texas 78701
Fax: (512) 320-9292

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value	6,000,000	$2.90	$17,400,000	$1,861.80

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based on the average of the bid and asked price of the common stock as reported by the OTC Bulletin Board on January 31, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information in this prospectus is not complete and is subject to change. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where an offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2006

PROSPECTUS

WILSON HOLDINGS, INC.

6,000,000 SHARES

COMMON STOCK

_______________________

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 6,000,000 shares of our common stock. The selling stockholders are offering all of the shares to be sold pursuant to this prospectus, but they are not required to sell any of these shares. The selling stockholders may sell the offered shares in public or private transactions, at prevailing market prices or at privately negotiated prices in transactions that may or may not involve the Over-the-Counter Bulletin Board. In connection with these sales, the selling stockholders may use underwriters, broker-dealers, or agents, who may receive compensation or commissions for the sales. We will incur expenses in connection with the registration of the common stock, but we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is not listed on any national securities exchange or on the NASDAQ Stock Market. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”. On February 1, 2006, the last reported sale price for our common stock was $2.90.

_______________________

The purchase of our common stock involves a high degree of risk. See "Risk Factors" beginning on Page 7 for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is ______ , 2006.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements	2
Prospectus Summary	3
The Offering	4
Selected Consolidated Financial Information	5
Risk Factors	6
Use of Proceeds	11
Determination of Offering Price	11
Price and Related Information Concerning Registered Shares	11
Management's Discussion and Analysis or Plan of Operations	13
Business	18
Management	24
Principal Stockholders	29
Selling Stockholders	30
Certain Relationships and Related Transactions	31
Description of Subordinated Convertible Notes	32
Description of Capital Stock	32
Plan of Distribution	35
Legal Matters	36
Experts	36
Where You Can Find More Information	36
Financial Statements	F-1

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," "project," or "intend." These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -Overview," and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the SEC. Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

PROSPECTUS SUMMARY

This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes before you make an investment decision.

Whenever we refer in this prospectus to "Wilson Holdings," "the Company," "we," "us," or "our," we mean Wilson Holdings, Inc., a Nevada corporation, and, unless the context indicates otherwise, its predecessors and subsidiaries, including its wholly-owned subsidiary, Wilson Family Communities, Inc., a Delaware corporation.

Overview

We make strategic land acquisitions, develop residential communities and provide services to local home builders. We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing significant real estate holdings in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, along with the San Antonio Metropolitan Statistical Area, or San Antonio MSA.

We believe that two trends distinguish the land acquisition, development, and homebuilding industries in Central Texas today: rapid population growth and the rising influence of national homebuilding companies. The increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. Due to this rapid population growth, we expect there will continue to be a high demand for housing in the nearby metropolitan areas.

Based upon information from Residential Strategies, Inc., consolidation within the homebuilding industry has resulted in an Austin new home market dominated by national homebuilders, with the top eight firms, all national homebuilders, producing nearly 70% of the new home starts in 2005. We believe that the land acquisition, entitlement, development and homebuilding processes are unique within our local markets and the nationwide consolidation within the industry has created opportunities for companies with local market expertise, relationships, authority and resources to move more quickly and address the needs of underserved segments in the markets.

The core of our business plan is to secure land strategically, before market demand drives up prices, based on our understanding of population growth patterns and infrastructure development. In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to prepare raw real estate for development and sell land for development. We also intend to deliver customized services to local builders who have strong technical skills but whom may lack the financial resources to compete effectively against national companies. In addition to selling lots to these builders, we intend to offer the builders a package of services designed to help them effectively compete against national builders.

Our long-term plan is to further expand our business by entering markets outside the Austin and San Antonio MSA’s. We believe that our land acquisition and strategic marketing processes, coupled with our homebuilding services will create demand from local homebuilders situated in other markets and will create opportunities for quality growth of the company.

Corporate Information

Wilson Holdings is a holding company and was formerly known as Cole Computer Corporation. In connection with its acquisition of Wilson Family Communities, Inc., or WFC, in October 2005, Cole Computer Corporation changed its name to Wilson Holdings, Inc. Wilson Holdings is the sole stockholder of Wilson Family Communities, which is our sole operating company. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “WSHD”. Our business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership. In May 2005, Athena merged into WFC. Our principal executive offices are located at 2700 Via Fortuna, Suite 400, Austin, Texas 78746 and the telephone number of our offices is (512) 732-0932.

THE OFFERING

Common stock offered by the selling stockholders	6,000,000 shares

Common stock outstanding as of January 31, 2006	17,706,625 shares

Use of proceeds	All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Trading symbol	WSHD

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and accompanying footnotes. For the purposes of this selected consolidated financial data, our acquisition of Wilson Family Communities, Inc., or WFC, has been accounted for as a reverse acquisition, which is equivalent to the issuance of stock by WFC for our net monetary assets, accompanied by a recapitalization. Accordingly, the selected consolidated historical financial data is that of WFC. The selected consolidated statements of operations data for the nine months ended September 30, 2005 and for the years ended December 31, 2004 and 2003, and the selected consolidated balance sheet data as of December 31, 2004 and 2003 have been derived from our audited and reviewed consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Selected Financial Information	Sept. 30, 2005
Balance Sheet Data:	Actual (unaudited)	Adjusted for net proceeds
Cash and cash equivalents	$3,625,485	12,875,485
Total assets	14,092,338	23,342,338
Current liabilities, net	7,661,758	7,661,758
Non-current liabilities	-	10,000,000
Total liabilities	7,661,758	17,661,758
Stockholders’ equity	6,430,580	5,680,580
Total liabilities and stockholders’ equity	$14,092,338	23,342,338

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Information” and our audited consolidated financial statements and accompanying notes included elsewhere in this document.

Summary of Financial Information

Statements of Operations Data:	Nine Months Ended September 30, (unaudited)		Years Ended December 31,
	2005	2004	2004	2003
Revenues	$255,000	-	-	16,774,183
Cost of revenues	114,587	-	-	13,715,095
Gross profit	140,413	-	-	3,059,088
Operating expenses	546,677	30,985	48,296	2,984
Operating income (loss)	(406,264)	(30,985)	(48,296)	3,056,104
Net income (loss)	(506,852)	(30,974)	(59,063)	2,913,270
Net loss per common share	$(0.11)	-	-	-

Balance Sheet Data:	September 30,	December 31,
	2005 (unaudited)	2004	2003
Cash and cash equivalents	$3,625,485	8,943	1,720
Inventory	10,317,400	-	-
Total assets	14,092,338	384,297	1,720
Current liabilities	7,661,758	31,854	1,720
Non current liabilities	-	-	-
Total liabilities	7,661,758	311,654	1,720
Stockholders' equity	$6,430,580	72,643	-

RISK FACTORS

An investment in our common stock involves risks. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause investors to lose all or part of their investment in us. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial also may impair our business. The order in which the foregoing risk factors appear is not intended as an indication of relative weight or importance thereof. In addition, the foregoing list of risk factors does not purport to be a complete discussion of the risks involved in this Offering. In that regard, each prospective purchaser of the Notes is urged to review this memorandum and all corporate and other relevant documents carefully and ask desired questions of the officers and directors of Wilson Holdings before determining whether to purchase the Notes offered..

Risks Related to Our Business

Our current operating business has a limited operating history and revenues.

Wilson Holdings recently acquired Wilson Family Communities, or WFC, which has a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of any new business enterprise. The business of WFC was conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P. to engage in land acquisition, development and homebuilder services. Athena has not generated significant revenues, and, to date, neither has WFC.

There can be no assurance that we will be able to successfully acquire, develop and/or market land, or develop and market our homebuilder services, generate revenues, or operate profitably. Any investment in Wilson Holdings should be considered a high risk investment because the investor will be placing funds at risk in a development stage company with unknown costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not invest in Wilson Holdings unless they can afford to lose their entire investment.

The proceeds from our recently completed sale of Convertible notes may be insufficient for us to execute our business plan.

Based on our business plan and the assumptions made therein, we believe that the $10,000,000 in Convertible Notes we issued in connection with our December 19, 2005 financing coupled with additional conventional real estate financing should be adequate to fund our development expenditures. Should the proceeds from this sale be insufficient to execute our business plan, we may be required to seek additional sources of capital, partner with an established operating company interested in our emerging business or enter into joint venture arrangements for the development of certain of our properties, as a means to raise needed capital. If we were required to resort to such a partnership, however, we would most likely be required to cede some control over our activities and to negotiate our business plan with our business partner.

Additionally, a feature of our strategy, the “Rolling Option,” has certain inherent risks. Under the Rolling Option, landowners subordinate their position to our development financing and are paid 20% of the sales price of each new home (less development cost) when sold. This structure limits the inventory of land we need to purchase, which provides a maximum return on our investment, and can reduce the risk to capital if we purchase large tracts of land that decline in value. However, the strategy means that we take the risks of construction on property we do not own, and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to meet the expected development plans for our properties.

We may face intense competition in our industry, and our results of operations and financial condition are greatly affected by the performance of the industry.

The real estate business is highly competitive, and many of our competitors have significantly greater financial and other resources than we do. Such competitors include local developers who are committed primarily to particular markets and also national developers who acquire properties throughout the U.S. We cannot provide assurances that no additional competitors will enter the markets we serve or propose to serve, that we will be able to compete successfully, or that we will have adequate funds to compete.

Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants. WFC’s performance is affected by several such factors, including local real estate market conditions (both where its properties are located and in areas where its potential customers reside), fluctuations in interest rates, and the availability and cost of mortgage financing for potential customers (to the extent they finance their purchases) and for buyers of the potential customers’ existing residences. Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets. All of these factors apply to our business and can significantly reduce the prices we are able to command for our land assets or completed construction.

We are vulnerable to concentration risks because our initial operations will be limited to the Central Texas area.

Initially, our real estate activities will be almost entirely conducted in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration and limited number of projects makes our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of the central Texas economy will affect our sales and, consequently, the underlying values of our properties. For example, the economy in the Austin MSA is heavily influenced by conditions in the technology industry. In a weak technology market, we may experience reduced sales, primarily affecting “high-end” properties, which can significantly affect our financial condition and results of operations. The San Antonio MSA economy is dependent on the service industry (including tourism), government/military and businesses specializing in international trade. To the extent there is a significant reduction in tourism to San Antonio we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism-related jobs. Due to its dependence on the military, any change to the currently proposed military base reduction plans could harm San Antonio as it currently expects to see a net gain of approximately 4,000 new jobs due to base closures in other areas. Additionally, economic shifts affect residential and commercial property markets, and thus our business, in different ways. We intend to focus on residential rather than commercial properties. A builder with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. However, our focus on the residential sector can make us more vulnerable than a diversified builder.

Our operations are subject to an intensive regulatory approval process, including governmental and environmental regulation, which can result in an increase to OUR COSTS.

Before we can develop a property, we must obtain a variety of approvals from local and state governments with respect to such matters as zoning, density, parking, subdivision, site planning and environmental issues. Certain of these approvals are discretionary by nature. Because certain government agencies and special interest groups have in the past expressed concerns about development plans in or near the Central Texas region, our ability to develop these properties and realize future income from our properties could be delayed, reduced, prevented or made more expensive.

Real estate development is subject to state and federal regulations and to possible interruption or termination because of environmental considerations, including, without limitation, air and water quality and protection of endangered species and their habitats. We are making, and will continue to make, expenditures with respect to our real estate development for the protection of the environment. Emphasis on environmental matters may result in additional costs in the future.

WFC’s operations are subject to weather-related risks.

WFC’s performance may be adversely affected by weather conditions that damage property. Additionally, weather conditions can delay development and construction projects by weeks or months which could delay and decrease our anticipated revenues. To the extent we encounter significant weather related delays, our business would suffer.

Special Risks Related to Wilson Holdings and WFC

Our chief executive officer is subject to a non-compete agreement that may affect our business.

Clark Wilson, our chief executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business. While we do not believe that this covenant not to compete remains in effect, the stated term of the covenant is five years for certain enumerated counties in Texas and for three years for certain other counties in the United States. It is our position that the covenant not to compete relates to the business of building homes, and that the purchase and sale of real estate as contemplated by us does not violate the covenant.

We are a relatively small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.

We are a small company with a finance and accounting organization that we believe is the appropriate size to support our current operations; however, with the new demands of being a public reporting company we may determine that our finance and accounting group is undersized. As a public company, we will be subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The requirements of these laws and the rules and regulations promulgated thereunder will increase our accounting, legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may place significant strain on our personnel, systems and resources.

The Exchange Act will require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concern, which could have a material adverse effect on our business, financial condition and results of operations.

We expect that these rules and regulations will make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent will be significantly curtailed.

We depend on our key personnel to manage our business effectively.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial and sales and marketing personnel. In particular, due to the relatively early stage of our business, we believe that our future success is highly dependent on Clark N. Wilson, the chief executive officer of Wilson Holdings and founder of WFC, to provide the necessary leadership to execute our growth plans. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly sales personnel, could delay the development and introduction of our sales and marketing activities, and negatively impact our profitability.

Wilson Holdings is a holding company.

Wilson Holdings is a holding company with no material assets other than its equity interest in its wholly-owned subsidiary, WFC. WFC conducts substantially all of our operations and directly owns substantially all of our assets. In the event of a liquidation, after senior creditors are paid, any remaining assets would then be distributed to Wilson Holdings as the holder of all shares of common stock of WFC and subsequently would be distributed ratably among the holders of Notes and then among the holders of the Common Stock.

Our largest stockholders will continue to control a substantial ownership position in Wilson Holdings.

Clark N. Wilson owns or controls approximately 70% of the issued and outstanding shares of Common Stock of Wilson Holdings. Mr. Wilson has the voting power to substantially influence the election of the members of Wilson Holdings’ board of directors and, thereby, to control substantially all corporate actions and decisions for an indefinite period of time.

We have limited sources of liquidity.

We require substantial capital to pursue our operating strategy. Currently, we have approximately $3.2 million in working capital and land inventory with an approximate market value of $4.8 million, net of debt. However, we will continue to rely on external sources for liquidity, and for the foreseeable future, our principal source of working capital will be proceeds from our recent sale of Convertible Notes.

Our current monthly operating overhead is approximately $175 thousand - $220 thousand, and such amount will increase as we expand our operations. In addition, we plan to expend significant funds for certain land purchase contracts, earnest money deposits, option fees, and future land purchases, as well as for day to day operations and interim construction loans for third party builders. Our current cash position may not be sufficient to develop our business to the extent needed to create a positive cash flow from operations.

We have borrowed money at floating interest rates and if interest rates were to significantly increase, our financial results could suffer.

We have borrowed approximately $6.7 million at an interest rate of prime plus 2.0% and $250,000 at prime. If the prime rate were to significantly increase, we would have to pay additional amounts in interest under these notes and line of credit and our financial results could suffer.

There is currently a limited market for the Common Stock. Any trading market that develops in the Common Stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

We recently completed a reverse merger to acquire the operations of WFC. Although our common stock is currently quoted on the OTC Bulletin Board, there is currently only a limited market for the Common Stock and there can be no assurance that an improved market will ever develop. Any trading market that does develop may be volatile, and significant competition to sell the Common Stock in any such trading market may exist, which could negatively affect the price of the Common Stock issuable upon conversion of the Notes. As a result, the value of the Common Stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and the Common Stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. Investors are cautioned not to rely on the possibility that an active trading market may develop or on the prices at which our stock may trade in any market that does develop in making an investment decision.

We are vulnerable to concentration risks because our operations are currently almost exclusive to the Austin, Texas, market.

Our real estate activities are almost entirely located in Austin, Texas. Because of our geographic concentration and limited number of projects, our operations are more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies. The performance of the Austin economy greatly affects our revenue opportunities and consequently the underlying values of our land holdings. The Austin economy is heavily influenced by conditions in the technology industry. Therefore, in a weak technology market, our financial condition and results of operations may be materially and adversely impacted.

If we are unable to generate sufficient cash from operations, we may find it necessary to curtail our development activities.

Significant capital resources will be required to fund our development expenditures. Our performance continues to be substantially dependent on future cash flows from real estate sales and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to meet the expected development plans for our current and future properties.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market condition, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets.

Our real estate operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Our common stock is traded on the National Association of Securities Dealers Inc. Over the Counter Bulletin Board under the symbol “WSHD.OB.”

The following table represents the range of the high and low bid prices of the Company's stock as reported by the OTC Bulletin Board Historical Data Service. These quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. The Company cannot ensure that an active public market will develop in its common stock or that a shareholder may be able to liquidate his investment without considerable delay, if at all.

2006	High	Low
First Quarter (through January 31, 2006)	$6.00	$2.90
2005	High	Low
First Quarter	$10.49	$3.85
Second Quarter	$13.46	$3.85
Third Quarter	$13.99	$3.85
Fourth Quarter	$13.00	$4.00
2004	High	Low
First Quarter	$7.00	$3.50
Second Quarter	$7.00	$7.00
Third Quarter	$17.50	$14.00
Fourth Quarter	$21.00	$14.00
2003	High	Low
First Quarter	$52.50	$21.00
Second Quarter	$45.50	$21.00
Third Quarter	$45.50	$14.00
Fourth Quarter	$21.00	$10.00

Our shares are subject to section 15(g) and rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is; registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the definition on the basis of price at least $5.00 per share or the issuer's net tangible assets. The Company's shares are deemed to be penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for the transaction involving a penny stock, other rules apply. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

As of January 26, 2006, there were approximately 353 record holders of our common stock. No shares of preferred stock are issued or outstanding.

Dividends

We have never paid or declared any cash dividends on our common stock, and we have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the board of directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, business conditions and such other factors deemed relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, appearing elsewhere in this registration statement. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this registration statement.

These risks and uncertainties are beyond our control and, in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate,” or the negative of such terms and similar expressions as they relate to us or our management are intended to identify forward-looking statements.

Historical results and percentage relationships among any amounts in the financial statements are not necessarily indicative of trends in operating results for any future periods.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Information” and our financial statements and accompanying notes included elsewhere in this document.

Selected Financial Information

Statements of Operations Data:	Nine Months Ended September 30, (unaudited)		Years Ended December 31,
	2005	2004	2004	2003
Revenues	$255,000	-	-	16,774,183
Cost of revenues	114,587	-	-	13,715,095
Gross profit	140,413	-	-	3,059,088
Operating expenses	546,677	30,985	48,296	2,984
Operating income (loss)	(406,264)	(30,985)	(48,296)	3,056,104
Net income (loss)	(506,852)	(30,974)	(59,063)	2,913,270
Net loss per common share	$(0.11)	-	-	-

Balance Sheet Data:	September 30,	December 31,
	2005 (unaudited)	2004	2003
Cash and cash equivalents	$3,625,485	8,943	1,720
Inventory	10,317,400	-	-
Total assets	14,092,338	384,297	1,720
Current liabilities	7,661,758	31,854	1,720
Non current liabilities	-	-	-
Total liabilities	7,661,758	311,654	1,720
Stockholders' equity	$6,430,580	72,643	-

Results of Operations

Overview

Wilson Family Communities (WFC) was formed early in 2005 with the intention of focusing on acquiring residential land in the Central Texas region. We believe that as the Central Texas economy expands, our strategic land purchases, land development activities and partnering model with local builders will enable us to capitalize on the new growth centers we expect will be created.

Land Sales and Development

In May 2005, WFC merged with a limited partnership that had engaged in various land acquisition and development services, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in Central Texas. The sale of this tract generated net revenues of $3,068,520 and net income of $2,922,702 in 2003.

No other revenues were generated until the quarter ended September 30, 2005 when we sold two undeveloped acreage properties totaling $255,000. These two properties were part of seven undeveloped acreage lots we acquired as part of a 736 acre land acquisition in June 2005. We plan to sell the remaining acreage lots undeveloped. Apart from the undeveloped acreage lots, the remainder of the 736 acres is part of a master planned development encompassing greenbelt areas, amenities and will be built out with primarily single family housing units. While we will sell undeveloped land from time to time, the majority of the Company’s revenues are expected to come from developed lots sold and services provided to homebuilders. Therefore the gross profit derived from the recent lot sales is not indicative of future profit margins.

We have agreements providing our services to local homebuilders, who have begun building residential housing units on properties already owned or optioned. We expect minimal revenues until second quarter of 2006 as we begin to assist homebuilders market new homes to be built on our developed lots, model homes are finished in new developments, our contracted homebuilders generate consumer orders for homes in these developments and the homes are built and ultimately occupied.

Corporate general and administrative costs prior to May 2005 represent the minimal amount of expenses incurred by a limited partnership and are not comparable with current year amounts.

Since merging with Athena in May 2005, we have been developing our business strategy, acquired a 736 acre land tract, completed a business plan, began soliciting working capital and negotiated a merger with a public company. Because of our early stage activities and in order to execute our business plan, we have increased our staff to 9 persons at September 30, 2005 versus only 3 at June 30, 2005. The majority of the expenses were for salaries, legal fees and other professional fees for the merger, as well as other incidental fees typical of an early stage company. We have our management team in place, and will be hiring additional support staff to support our homebuilder services as we sign additional builder service agreements and the velocity of homes built increases.

Sales and marketing expenses increased as we ramped up our sales and marketing activities, including the hiring of two employees, establishing a presence on the internet, and developing plans and products that will assist our homebuilder customers drive home sales. As part of our land acquisition strategy, we intend to continue research in potential growth areas and develop products and strategies that will provide our customers with a competitive advantage.

Interest expense relates directly to properties purchased. For the year ended 2003 the interest expense of $143,002 related to the 2,400 acre tract that was held before being sold that year. Interest for the year ended 2004 related to approximately 15 acres of land purchased in late 2004 and held as inventory. In late June 2005, we purchased a 736 acre land tract mostly with debt, and the related debt produced the major portion of interest expense for the three and nine months ended September 30, 2005.

At the end of September 2005, we obtained a $2 million line of credit that will add to current interest expenses in future periods. We intend to finance a major portion of land purchases and expect interest expense to increase with borrowings in future periods. We also anticipate interest rates to increase, which will increase interest expense.

Interest income of $36,248 for the nine months ended September 30, 2005 was interest earned on the Company’s cash equivalents.

Financial Condition and Capital Resources

Liquidity

During the Fourth Quarter of 2005, we issued $10 million of convertible debt. Additionally we also issued contingent warrants convertible into 750,000 shares of common stock. The convertible debt and the related warrants will be accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, "Application of Issue No. 98-5 to Certain Convertible Instruments" and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The Company intends to obtain an independent third party valuation to determine the fair market value of its common stock. Based on the fair market value of the common stock the Company will book the amount of the beneficial conversion feature (BCF) in accordance with accounting treatment stated in the above EITF's.

We anticipate continuing with our plan to grow our business, closing on two major land development projects that used $1.46 million in cash to exercise land purchase options, acquire entitled acreage and to purchase finished lots to be used for model homes. As of January 26, 2006 we had approximately $9.0 million in cash, $3.2 million in working capital and land inventory with an approximate market value of $4.8 million net of debt.

In order to retain all of our development rights under existing land purchase contracts and option agreements, we will be required to pay approximately $10.2 million for land purchases, installments and option fees through the end of 2006. This includes the development of land including the installation of water, sewage, streets and common areas. We intend to continue our growth plan and expect to purchase or obtain options to purchase additional acreage for development and additional finished lots to provide ample supplies for our homebuilder customers. We intend to use a combination of debt and joint venture financing as well as cash generated from lot sales to finance these activities.

Our growth will require substantial amounts of cash, for earnest money deposits, land purchases, development costs and to provide financing or surety services to our homebuilder customers. Until we begin to sell an adequate number of lots and services to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

We have $6.7 million of notes payable due June 30, 2006. While we plan on having a portion these notes repaid through lot sales, and refinancing the balance with bank or joint venture financing, there is no assurance that we can be successful, possibly forcing liquidation of these assets to prevent default on the notes.

We have financed the majority of our land and development activities with debt and believe we can do so in the future, through a combination of debt and joint venture financing combined with sales of selected lot positions and options. Our current short term financing is pegged to the Prime Rate, which has increased over the past few months and could increase substantially in the future. An increase in interest rates could have a material adverse effect on our operations by increasing expenses and cash outlays, which could decrease our profitability or increase our losses, deplete our cash thereby making it difficult to meet our cash obligations and making it more difficult to meet the borrowing criteria of lenders for financing.

The majority of our assets are land and land options, which could suffer devaluation if the housing market suffers a significant downturn, due to interest rate increases or other reasons. Our debt might be called requiring liquidation of assets to satisfy our debt obligations. A significant downturn could also make it more difficult for us to liquidate assets to raise cash and pay off debts.

In the normal course of business we enter into various land purchase option agreements that require earnest money deposits. Currently we have approximately $740 thousand in earnest money and deposits outstanding of which an immaterial amount would be forfeited and expensed if we were to cancel the option agreements.

We anticipate that beginning in the second quarter of 2006 we will be selling enough lots to cover monthly operating expenses.

Capital Resources

We anticipate purchasing and committing to various agreements to purchase land that could have performance clauses requiring significant cash and borrowings. The majority of our expenditures in the past have been for inventory, consisting of land and land options. To secure additional inventory, we will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities.

We also plan on providing financing services to our homebuilder customers, acting as surety on their interim construction loans or by providing interim construction financing for their projects. We may also provide working capital loans to our homebuilder customers. We believe that with the equity available we can use typical interim construction financing for theses activities.

We have notes payable of approximately $6.7 million maturing on June 30, 2006, with principal and interest due. If we are unable to refinance the notes, we would have to pay the $6.7 million in cash. The notes can be extended for 3 months if they are not in default. We intend to refinance these notes through a combination of debt and joint venture financing. If the Company is unable to refinance or pay off the notes, then there could be a material adverse effect on Company.

To address our cash needs, we raised $10 million of subordinated convertible notes in December 2005, due December 1, 2012, at 5% per annum with semi-annual interest payments. In September 2005, we obtained a $2 million line of credit for interim construction financing. We anticipate that we will be able to obtain additional financing by leveraging our capital resources, to raise money with the sale of stock or other debt or equity instruments to finance our growth if we are successful in executing our strategy. We also plan on participating in joint ventures to develop and secure additional land holdings which would decrease the need for cash if purchasing the property outright.

We plan to increase our debt to equity ratio through borrowings for land development and interim construction financing provided to our customers.

Off-Balance Sheet Arrangements

As of September 30, 2005, the Company had no off-balance sheet arrangements.

Contractual Obligations and Commitments

	Total	1-3 Years	3-5 Years	> 5 Years
Convertible Notes Payable, due 2012	$10,000,000	-	-	10,000,000

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 1 of the notes to our consolidated financial statements. As discussed in Note 1, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to our consolidated financial statements. Listed below are those policies and estimates that we believe are critical and require the use of significant judgment in their application.

Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received. Revenues from land development services are recognized when the properties containing the underlying services are sold, when the risks and rewards of ownership are transferred to the buyer.

Accounting for Stock Based Compensation

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates the use of the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date in its income statement instead of pro forma disclosures in its financial statement footnotes. The grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to rendered and, if the terms or conditions of an equity award are modified after the grant date, to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing of cash inflow rather than as a reduction of taxes paid. SFAS 123 as amended became effective for the Company January 1, 2006. As of this effective date, entities that used the fair-value-based method under the original Statement 123 will apply this revised statement using a modified version of prospective application.

Inventories

Inventories are stated at cost unless the inventory is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development deposits on land purchase contracts and interest and real estate taxes incurred during development and construction phases.

Investments in Unconsolidated Entities

We may invest in entities that acquire and develop land for sale to us in connection with our operations or for sale to third parties. We also offer certain of our homebuilder customers surety for their interim construction loans and we may make loans directly to the homebuilders as part of our services. We may be considered the primary beneficiary as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), Consolidation of Variable Interest Entities, and we have a significant, but less than controlling, interest in the entities. We will account for each of these entities in accordance with FIN 46(R).

Management uses its judgment when determining if we are the primary beneficiary of, or have a controlling interest in, an unconsolidated entity. Factors considered in determining whether we have significant influence or we have control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement. The accounting policy relating to the use of the equity method of accounting is a critical accounting policy due to the judgment required in determining whether we are the primary beneficiary or have control or significant influence.

Convertible Debt

The convertible debt and the related warrants will be accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, "Application of Issue No. 98-5 to Certain Convertible Instruments" and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The Company intends to obtain an independent third party valuation to determine the fair market value of its common stock. Based on the fair market value of the common stock the Company will book the amount of the beneficial conversion feature (BCF) in accordance with accounting treatment stated in the above EITF's.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

In connection with the closing of our acquisition of Wilson Family Communities, Inc., on October 12, 2005 our Board of Directors engaged Helin, Donovan, Trubee & Wilkinson, LLP (“HDT&W”) to serve as our independent public accountants and dismissed our former independent accountants, Chisholm, Bierwolf, Nilson (“CBN”). The change in auditors was effective October 12, 2005. HDT&W will audit our financial statements for the fiscal year ending December 31, 2005. CBN’s audit reports on our consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the “going concern” assumption in the Report of Independent Registered Public Accounting Firm filed in connection with the Forms 10-K filed on April 15, 2005, and April 14, 2004.

In connection with its audits of our consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 and through the date of this Current Report on Form 8-K, there were no disagreements with CBN on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to CBN’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements and supporting schedules for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Overview

We make strategic land acquisitions, develop residential communities, and provide services to local home builders. We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing and developing significant real estate holdings in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, along with the San Antonio Metropolitan Statistical Area, or San Antonio MSA.

Company History

Wilson Holdings, Inc., a Nevada corporation, is a holding company and was formerly known as Cole Computer Corporation (OTC Bulletin Board COLV). In connection with our acquisition of Wilson Family Communities, Inc., or WFC, which is now our wholly-owned subsidiary and the operating company of our business, we changed our name to Wilson Holdings, Inc., and the symbol under which our Common Stock is quoted on the OTC Bulletin Board has been changed to WSHD. Our predecessor company was incorporated in Nevada in 1987 and became Cole Computer in 1998, at which time it began operating as a personal computer “clone” hardware assembly, sales, and repair company until it ceased those operations in early 2004.

WFC’s business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership (“Athena”). Athena engaged in various land acquisition, and development activities, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in the central Texas. In May 2005, Athena merged into WFC.

Industry Background

We believe that two trends distinguish the land acquisition, development, and homebuilding industries in Central Texas today: rapid population growth and the rising influence of national homebuilding companies.

First, according to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. Accordingly, we expect there will continue to be a high demand for housing in the nearby metropolitan areas. Our other focus region, the San Antonio MSA, has a population of 1.7 million, making it the eighth largest city in the nation. The San Antonio MSA recorded the strongest job growth among the 27 largest cities in Texas in 2004, according to the Texas A&M Real Estate Center.

Second, we believe that growth of national homebuilders and nationwide consolidation within the homebuilding industry, has created opportunities within our market areas for companies with the expertise, authority and resources to move more quickly and address the needs of underserved segments in the markets.

Our Initial Target Market and Market Data

Our initial target market, Austin, Texas, ranks in the top three places among the 150 metro areas ranked by Forbes magazine (May 2005) on such criteria as business costs, living costs, number of engineers, crime rates, job growth and employment rates. According to Forbes, Austin’s gross metro product is expected to rebound to 7 percent annual growth rate through 2008, thanks to one of the nation’s most highly educated work forces. Two of the key indicators of Austin’s economic health are the steady growth of the employment base and above average employment growth rate compared to Texas and the nation. Over the past ten years, Austin has added nearly 180,000 jobs and has typically exceeded Texas and national job growth rates as shown below.

Austin has also experienced significant population growth. Since 1990, the Austin MSA has been one of the fastest-growing areas in the United States. According to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. While the population growth rate in the Austin MSA has slowed to 13% from 2000 to 2004, population growth continues to exceed the Texas and national averages by a significant margin. In 2004, the population in the Austin MSA reached 1.4 million. We expect the Austin MSA to continue its strong history of both employment and population growth, based on its desirability as a place to live. The worldwide employee relocation council and relocation services provider Primacy Relocation LLC ranked Austin as the second best city among those with population in excess of 500,000 people for families to relocate, based on cost of living, taxes, home costs/appreciation, schools, climate, commute times, out-of-state tuition rules at local universities and regulation of long-term care facilities.

POPULATION GROWTH COMPARISONS
1990-2000
2000-2004
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
13.10%
4.30%
22.80%
7.90%
19.23%
9.50%
13.00%
UNITED STATES
TEXAS
SAN ANTONIO
AUSTIN MSA

Our secondary target market, San Antonio, Texas, is the eighth largest city in the nation and recorded the strongest job growth on a percentage basis among the 27 largest cities in Texas in 2004, according to the Texas A&M Real Estate Center. Two of the nation’s principal interstate freeways, Interstate Highways 10 and 35, cross San Antonio, making it an important transportation center and desirable location for future highway development. According to thecityof.com, a resource for information regarding cities, the increase in Mexican, American and Canadian trade due to the North American Free Trade Agreement has resulted in San Antonio’s emergence as an important trade and international financial center and the home of the North American Development Bank.

According to Alamo Workforce, the San Antonio MSA added 11,000 new jobs from Q2 2004 to Q2 2005. Additionally, according to the San Antonio Economic Development Foundation, or the SAEDF, San Antonio is far more affordable than comparable cities. For example, the SAEDF estimates that moving from San Diego to San Antonio would result in more than a $21,000 savings to the average family. We believe that job growth, as well as the affordability of San Antonio, will continue to draw new residents.

Based upon a study by National City Corp., Austin and San Antonio are among the ten best valued housing markets based on the national housing markets, historical prices in the region, income, population density, and interest rates.

Metro Area	% Over/Under-Valued
San Antonio, TX.	-10%
Austin, TX.	-5%
Raleigh, NC.	+1%
Durham, NC.	+5%
Phoenix, AZ.	+17%
Portland, OR.	+29%
Las Vegas, NV	+38%
Ft. Lauderdale, FL.	+43%
Atlantic City, NJ.	+41%
San Diego, CA	+53%
Source: Richard DeKaser, Chief Economist – National City Corp.

Based on our market experience, land prices in Austin and San Antonio have remained relatively low compared to those in other areas of Texas. Currently, we would estimate that land in the Austin and San Antonio areas targeted for new housing development can typically be acquired at prices of approximately $12,000 and $15,000 an acre, while comparable property in the Dallas and Houston areas might sell for approximately $30,000 per acre. We expect land prices to appreciate due to the positive economic climate in the Austin and San Antonio areas – fueled by business and population growth. We also believe that the Austin and San Antonio MSA’s are both poised for an increase in housing prices due to the past few years of modest housing price inflation and solid job growth and employment growth which should increase demand.

Our Strategy

Our business is focused on three types of activities:

      strategic land acquisition;

      land development and services, and

      services to homebuilders.

Land Acquisition

The core of our business plan is to secure land strategically, before market demand drives up prices, based on our understanding of population growth patterns and infrastructure development. We believe that national homebuilding companies focus their acquisition efforts on very large tracts of land and their acquisition processes tend to be rather bureaucratic. In our opinion, these factors create an opportunity for the firm to secure high-quality, smaller tracts which may be overlooked. Additionally, by providing a timely and personalized acquisition effort with decisions approved locally, we expect to have some advantage in the pursuit of larger tracts available in our markets.

Strategic Market Analysis: We plan to support the purchase of land and development of these communities with specific target market analysis. Our analysis goes beyond benchmarking the current competition in the marketplace. We intend to utilize more thorough research processes used within the auto, retail and banking industries. For example, successful auto makers target their products to a very particular type of consumer, based on the consumer’s age range, family and lifestyle attributes. We will utilize a similar approach, gathering consumer preference data, and customizing our product offerings for a variety of buyer segments. We strive to attract a diverse group of buyers by designing multi-product neighborhoods within each community that will be desirable for home buyers at differing income levels and with different needs.. By providing a more customized product mix in our communities and addressing underserved segments, we hope to accelerate the absorption of our subdivisions and earn superior returns.

The Rolling Option. Whenever possible, we plan to use a “Rolling Option” transaction structure to control land and conserve capital. The “Rolling Option” provides us an option to purchase land, under which landowners subordinate their interest in the property to our development financing and are paid a percentage of the sales price of each new home (less development cost) when closed. This structure limits the inventory of land we need to finance which increases or return on investment and reduces the risks that we would face if we purchased large tracts of land that decline in value.

Land Development and Services

In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to prepare raw real estate for development and sell land for development. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value.

Homebuilder Services

We intend to deliver customized services to local builders who have strong technical skills but whom may lack the financial resources to compete effectively against national companies. In addition to selling lots to these builders, we intend to offer the builders a package of services designed to help them effectively compete against national builders. These services are as follows:

  Acquisition. As described above, we intend to identify subdivisions and provide lots to our builders for the construction of single family residential homes.

  Contract Bidding. We plan to help builders establish a vendor base and provide bidding and estimation forms and processes. We will assist with reviewing any bids for work, material or goods for each house to be constructed by our builders. We will endeavor to obtain volume discounts purchasing on behalf of our builders.

  Financing. We intend to identify sources of financing for lot purchases and single family residential home construction, and we may offer financing on lots or construction projects.

  Marketing. We envision providing advice on desired product mix and plans, plus the marketing of the home builder and single family residential homes constructed by such builder.

  Sales. We plan to consult home builders and help to identify potential sales sources and closing sources in connection with the single family residential homes constructed by each builder.

  Accounting. In conjunction with Contract Bidding and our other related services, we intend to provide builders with project accounting and bookkeeping services.

  Payment Services. We will endeavor to assist builders with purchase order and vendor payment oversight and processes and loan draw compliance review. We intend to bring discipline to the payment process to help control costs.

  Training. We anticipate offering training to personnel of local home builders in bidding, payment, accounting and management services.

  Management. We plan to establish office and management procedures handbook or guidelines for each builder that will cover internal and office management procedures.

  Information Technology. We plan to offer job-site cameras, customized scheduling tools and a software platform to share architectural plans, plan revisions and bidding documents over the internet. These tools are intended to help our builders operate efficiently and thrive.

  Financial Surety. These services would involve providing guarantees to lenders in conjunction with our builder’s interim construction financing. We expect that these will be specialized services that are negotiated and approved for each separate instance. If we agree to provide these services, we would expect that each builder and each principal of such builder will execute and deliver to us a guaranty, security and indemnity agreement in such form and terms and with collateral as is acceptable to us.

Our long-term plan is to further expand our business by entering markets outside the Austin and San Antonio MSA’s. We believe that our land acquisition and strategic marketing processes, coupled with our homebuilder services will create demand from local homebuilders situated in other markets and will create opportunities for quality growth of the company.

Property.

We lease approximately 4,000 square feet at a monthly rental of $ 6,166 for our corporate offices in Austin, Texas under a lease that expires in February 28, 2007. We believe this facility is adequate to meet our requirements at the current level of business activity.

Because of the nature of our land sales and land development services operations, significant amounts of property are held as inventory in the ordinary course of our land sales and land development services business. Such properties are not included in response to this Item.

Employees

On January 23 2006, we had 9 employees and two full-time consultants. None of our employees are represented by a labor union. We consider our relations with our employees to be good.

Legal Proceedings.

We are not a party to any legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our current directors and executive officers. Our directors and executive officers were appointed to their present positions in connection with our acquisition of WFC. Our executive officers are elected by the board of directors and shall serve at the discretion of the board. All of the current directors serve until the next annual stockholders’ meeting or until their successors have been duly elected and qualified.

Name	Age	Position
Directors:
Clark N. Wilson	49	Chairman of the Board, President and Chief Executive Officer
Michael A. Luigs	34	Director
Sidney Christopher Ney	38	Director
Barry A. Williamson	48	Director

Executive Officers:
Daniel Allen	43	Chief Financial Officer
Dennis Ciani	47	Director of Sales and Marketing
David Goodrum	43	Director of Land Development
Mark J. Gram	57	Senior Vice President of Marketing

Biographical information for the directors and executive officers of Wilson Holdings is set forth below:

Directors

Clark N. Wilson. Mr. Wilson became a Director and Chairman of the Board in October 2005. Mr. Wilson is also our President and Chief Executive Officer. Beginning in 2002, Mr. Wilson served as a principal in Athena Equity Partners-Hays, L.P., a Texas limited partnership that specializes in commercial real estate investments, which merged with Wilson Family Communities in May 2005. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry. Mr. Wilson also currently sits on the board of Tejas, Incorporated, a public parent company of a full-service brokerage and investment-banking firm headquartered in Austin.

Michael A. Luigs. Mr. Luigs became a Director in October 2005. Mr. Luigs has been active in the management of two real estate firms: Flying L Land & Livestock, L.L.C., a privately-owned investment operation with a focus on rural property acquisition and resale, and Land/Water/Sky, L.L.C., a brokerage that specializes in large rural property transaction, with a minimum listing criteria of $1,500,000. Mr. Luigs is a graduate of the University of North Dakota.

Sidney Christopher Ney. Mr. Ney became a Director in October 2005. Mr. Ney has served as the founder and Chief Executive Officer of CoreTrac, Inc., a software company specializing in the financial industry. Prior to founding CoreTrac, Mr. Ney worked for Lehman Brothers and Paine Webber, focusing on both the investment banking and brokerage aspects of the business. Mr. Ney is a graduate of Texas A&M University.

Barry A. Williamson. Mr. Williamson became a Director in October 2005. He is an attorney and represents clients in matters involving energy, utilities, telecommunication, transportation, environment, deregulation, and advanced technology. From 1992 to 1999, Mr. Williamson served a six-year term on the Texas Railroad Commission, serving as its Chairman in 1995. From 1988 to 1992, Mr. Williamson worked in the Reagan Administration as a principal advisor to the U.S. Secretary of Energy, and then in the administration of President George H.W. Bush, as the Director of the Minerals Management Service, in the U.S. Department of

Interior. In 1985, Mr. Williamson established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson currently serves on the board of Tejas Incorporated, SPACEHAB, Inc., a publicly traded commercial and government space services company, and Motient Corporation, a publicly traded provider of wireless mobile data services and wireless internet services. Mr. Williamson holds a B.A. in Political Science from the University of Arkansas and a J.D. from the University of Arkansas Law School.

Executive Officers

Daniel Allen. Mr. Allen has served as our Executive Vice President and Chief Financial Officer since October 2005. From February 1999 to August 2005, Mr. Allen served as Chief Financial Officer of HealthCare Facilities Development Corporation, a real estate development and service company for the health care industry. From February 1995 to January 1999, Mr. Allen served as Chief Financial Officer of Brock Consulting Group, a real estate acquisition and development company. Mr. Allen holds a BBA in Accounting and an MBA from The University of Texas and is a certified public accountant.

Dennis Ciani. Mr. Ciani has served as our Director of Sales and Marketing since October 2005. and served in the same capacity at Wilson Family Communities. From 1987 to June 2005, Mr. Ciani worked at Centex Homes-Austin, as Sales Manager of the Central Texas Division from 1990 to 1994, Sales and Marketing Director from 1994 to 2003 and Director of Operational Marketing from 2003 to 2005. Mr. Ciani is a graduate of Austin Community College and is a licensed real estate broker.

Mark J. Gram. Mr. Gram has served as our Senior Vice President of Marketing since October 2005. From July 2005 to October 2005 he served in the same capacity at Wilson Family Communities. From 1992 to 2005, Mr. Gram served as a consultant to Centex Homes-Austin, and from 2004 to 2005, as a consultant to Grenadier Homes. Since 1978, Mr. Gram has been an independent consultant conducting real estate market research in several states, prior to which he was head of research for the Irvine Company in Newport Beach, California, which managed an 80,000-acre master planned community that eventually became Irvine, California. Mr. Gram is a graduate of Arizona State University.

David Goodrum. Mr. Goodrum has served as our Director of Land Development since October 2005 and served in the same capacity at Wilson Family Communities. From 2003 to 2005, Mr. Goodrum became a partner and General Manager of Operations, Sales and Marketing for HBH SYSTEMS, a company which provides LP Gas to residential subdivisions with contracts in Dallas, Waco and Austin. From 1998 to 2003, Mr. Goodrum served as District Manager of the El Paso County Water Authority, prior to which he served as Contracts Manager for Eco Resources, Inc. from 1994 to 1998. Mr. Goodrum has also worked as a project engineer for Warner Engineering in Palm Desert, California from 1988 to 1994, and as a civil designer with Murfee Engineering Co. in Austin from 1984 to 1988. Mr. Goodrum is a graduate of Texas State Technical Institute.

Executive Compensation.

The following summary compensation table sets forth the aggregate compensation awarded to, earned by, or paid to the Chief Executive Officer and to our most highly compensated executive officers whose annual compensation exceeded $100,000 (our “named executive officers”) for the fiscal years ended December 31, 2003, 2004 and 2005.

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options/SARs(#)	All Other Compensation ($)
Clark Wilson[1]	2005	100,000	-	100,000	-
President and CEO

Wayne Mower[2]	2005	0	-	-	-
President and CEO	2004	0	-	-	-
	2003	0	-	-	-

1 Clark Wilson served as our President and Chief Executive Officer beginning in October 2005 when we acquired Wilson Family Communities, Inc.

2 Wayne Mower served as our President and Chief Executive Officer until October 2005 when we acquired Wilson Family Communities, Inc.

Stock Option Grants In Last Fiscal Year

The following table provides information concerning individual grants of stock options made during fiscal 2005 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten year term of the option at its time of grant. It is calculated based on the assumption that the our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

We granted these options under our 2005 Stock Option/Stock Issuance Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 780,000 shares of common stock granted during 2005.

Option/SAR Grants in Last Fiscal Year

		Individual Grants
	Number of Securities Underlying Options/SARs	% of Total Options/SARs Granted to Employees/	Exercise or Base Price		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted (2)	Fiscal Year	($/Share)	Expiration Date	5%	10%

Clark Wilson	100,000	12.8%	$2.00	8/29/2015	$125,779	$318,749

Option Exercises and Year-End Values

The following table provides information about stock options exercised in fiscal 2005 and options held as of December 31, 2005 by each of our executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during fiscal 2005 and none were outstanding at December 31, 2005. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares Acquired on		Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($) Exercisable/
Name	Exercise (#)	Value-Realized ($)	Unexercisable	Unexercisable
Clark Wilson	-	-	100,000/0	$600,000/$0 [1]

(1) The final sales price of our common stock on December 30, 2005 was $8.00 per share.

Compensation Committee Interlocks And Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No member of our board of directors serves or has served as an officer or employee of Wilson Holdings.

Compensation of Directors

Certain of our directors, who are also officers, do not receive any compensation for their services as members of our Board of Directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at board and committee meetings. Additionally, our non-employee directors received an option to purchase 20,000 shares of common stock upon joining the Board. We assumed all of these options in connection with our acquisition of Wilson Family Communities, Inc. In addition, these directors receive an annual retainer of $20,000, $1,000 for each board meeting attended, other than telephonic meetings, the directors who serve as chairmen of our audit, compensation and nominating committees each receive $500 for each committee meeting attended, and the other members of our audit, compensation and nominating committees each receive $250 for each committee meeting attended.

2005 Stock Option/Stock Issuance Plan

In connection with our acquisition of Wilson Family Communities, Inc. we assumed the 2005 Stock Option/Stock Issuance Plan that had previously been adopted by the Board of Directors and stockholders of Wilson Family Communities, Inc., a Delaware corporation, and subsequently assumed by Wilson Holdings in connection with the merger of Wilson Holdings into Wilson Family Communities. The plan permits grants of options or restricted stock to employees, board members, officers or consultants. The plan is administered by the Compensation Committee of our Board of Directors. The committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee also has the power to interpret the plan and to create or amend its rules.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe the plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our Common Stock beneficially owned as of January 31, 2006 by:

      those persons or groups known to beneficially own more than 5% of the Common Stock;
      each of the executive officers and directors; and
      and all of the directors and executive officers as a group.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Ownership percentages reflected are calculated based on 17,706,625 shares of Common Stock issued and outstanding as of the date hereof. We also currently have outstanding options to purchase 780,000 shares of Common Stock. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Directors and Executive Officers:
Clark N. Wilson (1)	12,560,826	70.5%
Michael A. Luigs (2)	20,000	*
Sidney Christopher Ney (2)	20,000	*
Barry A. Williamson (2)	20,000	*
Daniel Allen (2)	100,000	*
Dennis Ciani (2)	100,000	*
Mark J. Gram (2)	100,000	*
David Goodrum (2)	100,000	*
Gary Meier (2)	40,000	*
All Directors and Executive Officers	13,130,826	71.7%

Other 5% Stockholders:
John J. Gorman (3)	3,543,963	20.0%

* Indicates ownership of less than 1%.

(1) Includes 100,000 shares issuable upon exercise of stock options. Trusts for the benefit of Mr. Wilson’s children hold an aggregate of 1,000,000 but are not listed as beneficially owned by Mr. Wilson. Mr. Wilson does not have voting or dispositive power over such shares. Mr. Wilson disclaims beneficial ownership of such shares.

(2) All shares listed as owned are issuable upon exercise of stock options.

(3) Includes 400,000 shares issuable upon conversion of convertible promissory notes.

SELLING STOCKHOLDERS

The following table and accompanying notes set forth certain information regarding the selling stockholders as of January 31, 2006 unless otherwise indicated. The shares registered for resale pursuant to this prospectus are issuable upon conversion of principal and interest to be earned under convertible promissory notes held by the selling stockholders and are not currently outstanding. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time an aggregate of 6,000,000 shares of common stock. In this prospectus, we refer to these holders collectively as the selling stockholders. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." The selling stockholders may offer all, some or none of the common stock listed below.

The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders as of January 31, 2006 unless otherwise indicated. The number of shares of common stock outstanding on January 31, 2006 unless otherwise indicated was 17,706,625. The shares listed in the “Sales Offered” column are not currently issued and outstanding. Except as otherwise indicated, each person listed in the table has informed us that such person has (1) voting and investment power with respect to such person's shares of common stock and (2) record and beneficial ownership with respect to such person's shares of common stock. This table assumes that the selling stockholders will fully convert all convertible notes held by them and will offer for sale all of the shares of common stock covered by this prospectus.

If all of the shares are sold pursuant to this prospectus, then the selling stockholders will sell 6,000,000 shares of our common stock, or 33.9% of our common stock that is outstanding as of January 31, 2006. Share ownership does not include any of the warrants to purchase additional shares of our common stock issued in the December 19, 2005 private placement of convertible notes. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in this private placement.

	Shares Beneficially Owned Prior To Offering (1)			Shares Beneficially Owned After Offering
Name Of Beneficial Owner	Number	Percentage	Shares Offered (2)	Number	Percentage
LC Capital Master Fund, Ltd.	2,700,000 (3)	13.2%	2,700,000 (3)	--	--
Grandview, LLC (4)	1,500,000 (5)	7.8%	1,500,000 (5)	--
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John J. Gorman, John J. Gorman TTEE (6)	3,623,963 (7)	19.9%	480,000 (7)	3,143,963	17.8%
U.S.A. Fund, LLLP	600,000 (8)	*	600,000 (8)	--	--
Dove Interests, LLC	300,000 (9)	*	300,000 (9)	--	--
MILFAM I, L.P.	150,000 (10)	*	150,000 (10)	--	--
John Ramming	60,000 (11)	*	60,000 (11)	--	--
Gerald S. Lindenmuth	150,000 (12)	*	150,000 (12)	--	--
Justin B. Lynch	60,000 (13)	*	60,000 (13)	--	--
* Less than one percent.

(1)

Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)

The share amount listed in this column assumes that the selling stockholder will convert all shares issuable upon conversion of convertible notes held by such holder and sell all of the shares of our common stock covered by this prospectus, and that they will not sell any shares other than those covered by this prospectus.

(3)	2,250,000 shares are issuable upon conversion of convertible promissory notes and 450,000 shares are issuable upon conversion of expected accrued interest on such notes.
(4)

Millennium Partners, L.P., a Cayman Islands exempted limited partnership, is the managing member of Grandview, LLC, a Delaware limited liability company. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P. or Grandview, LLC.

(5)	1,250,000 shares are issuable upon conversion of convertible promissory notes and 250,000 shares are issuable upon conversion of expected accrued interest on such notes.

(6)

John Gorman is the chairman of the board of directors of Tejas, Inc., which owns Tejas Securities Group, Inc., a registered broker-dealer, which acted as placement agent for our April, July and November 2004 private placements of common stock. Therefore, Mr. Gorman is an affiliate of a broker-dealer. Mr. Gorman has confirmed to us that the securities were acquired in the ordinary course of business and that there are no agreements or understandings with any other person to dispose of the securities.

(7)	400,000 shares are issuable upon conversion of convertible promissory notes and 80,000 shares are issuable upon conversion of expected accrued interest on such notes.
(8)	500,000 shares are issuable upon conversion of convertible promissory notes and 100,000 shares are issuable upon conversion of expected accrued interest on such notes.
(9)	250,000 shares are issuable upon conversion of convertible promissory notes and 50,000 shares are issuable upon conversion of expected accrued interest on such notes.
(10)	125,000 shares are issuable upon conversion of convertible promissory notes and 25,000 shares are issuable upon conversion of expected accrued interest on such notes.
(11)	50,000 shares are issuable upon conversion of convertible promissory notes and 10,000 shares are issuable upon conversion of expected accrued interest on such notes.
(12)	125,000 shares are issuable upon conversion of convertible promissory notes and 25,000 shares are issuable upon conversion of expected accrued interest on such notes.
(13)	50,000 shares are issuable upon conversion of convertible promissory notes and 10,000 shares are issuable upon conversion of expected accrued interest on such notes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Wilson Holdings has entered into an agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as its Placement Agent in connection with the sale of $10,000,000 in principal amount of convertible notes. Pursuant to this agreement, we paid Tejas $450,000 in cash and granted a warrant to Tejas to purchase 750,000 shares of our common stock.

John J. Gorman is the Chairman of the Board of the Placement Agent and of Tejas Incorporated, the parent company of the Placement Agent. Mr. Gorman is the beneficial owner of 3,543,963 shares of Wilson Holdings’ Common Stock.

Clark N. Wilson, Chief Executive Officer of Wilson Holdings, has served on the Board of Directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 10,000 shares of common stock. Additionally, Mr. Wilson owns or controls a substantial portion of the issued and outstanding shares of Common Stock of Wilson Holdings and will continue to control a substantial block of the Common Stock upon the completion of this Offering. (See the discussion above in “Special Risks Related to Wilson Holdings and WFC - Our largest stockholders will continue to control a substantial ownership position in Wilson Holdings.”)

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for $279,800 from a third party that is secured by approximately 15 acres of land. The terms of the notes payable to Wilson family trusts remained the same at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 when the entire principal and interest will be due and payable.

Wilson Family Communities repaid loans made to the Wilson Family Communities by Mr. Wilson of $121,000 and $140,000 in August and October 2005, respectively.

Barry A. Williamson is a member of our Board of Directors and is also a member of the Board of Directors of Tejas Incorporated.

DESCRIPTION OF SUBORDINATED CONVERTIBLE NOTES

On December 19, 2005, we sold $10,000,000 in aggregate principal amount of 5% Convertible Notes due December 1, 2012 to certain purchasers. The following is a summary of the features of the Convertible Notes:

  Interest accrues on the principal amount of the Convertible Notes at a rate of 5% per annum, payable   semi-annually on June 1 and December 1 of each year, beginning on June 1, 2006.

  The Convertible Notes are due on December 1, 2012 and are convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price or share price less than $2.00 per share.

  We may redeem all or a portion of the Convertible Notes after December 1, 2008 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2008 and ending on the Due Date. In addition, the redemption price will include any accrued but unpaid interest on the Convertible Notes.

  Upon a change in control event, each holder of the Convertible Notes may require us to repurchase some or all of its Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes plus accrued and unpaid interest.

  The Due Date may accelerate in the event Wilson commences any case relating to bankruptcy or insolvency, or related events of default. Wilson’s assets will be available to pay obligations on the Convertible Notes only after all senior indebtedness has been paid.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Wilson Holdings is authorized to issue 80,000,000 shares of Common Stock, par value $0.001 per share. As of the date of this Memorandum, there are 17,706,625 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to conversion or redemption. In the event of liquidation, the holders of Common Stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the Common Stock are entitled to receive dividends when and as declared by Wilson Holdings’ Board of Directors out of funds legally available. Wilson Holdings has not paid any dividends since its inception and has no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of Wilson Holdings’ Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of Wilson Holdings, its capital requirements, and general business conditions.

Preferred Stock

Wilson Holdings is not currently authorized to issue shares of Preferred Stock.

Warrants and Options

In connection with our acquisition of WFC, we adopted the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan (the “Plan”), pursuant to which we may issue to our officers, directors, employees and consultants incentive stock options, non-qualified stock options and shares of restricted stock. The Plan provides for the issuance of up to 1,680,478 shares of our Common Stock pursuant to awards under the Plan. As of the date of this Memorandum, we had outstanding options to purchase a total of 780,000 shares of Common Stock at $2.00 per share.

All of our outstanding options expire ten years after the date of grant. The Plan is designed to qualify under the Internal Revenue Code as an incentive stock option plan. We may issue incentive awards covering up to an additional 900,478 shares of Common Stock under the Plan.

In connection with our sale of Convertible Notes, we issued warrants to purchase an aggregate of 750,000 shares of common stock to each purchaser of the Convertible Notes. The warrants that are exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the Warrant Shares, on February 3, 2006 if this registration statement shall not have been filed with the SEC by such date; (ii) with respect to an additional 25% of the Warrant Shares, on April 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the Warrant Shares, on May 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the Warrant Shares, on June 18, 2006 if this registration statement shall not have been declared effective by the SEC by such date.

The Convertible Notes were placed by Tejas Securities Group, Inc. In connection with the placement and as a portion of the placement agent fee in connection with the placement, Wilson issued to Tejas Securities, Inc. a 10-year warrant (the “Placement Agent Warrant”) to purchase 750,000 shares of Common Stock. The Placement Agent Warrant has an exercise price of $2.00 per share and may be exercised on a net cashless basis.

Anti-Takeover provisions

Provisions of Nevada law, our articles of incorporation, or our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. The provisions of Nevada law and in our articles of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Wilson Holdings. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Wilson Holdings.

Nevada anti-takeover statute. We may become subject to Nevada's Control Share Acquisition Act (Nevada Revised Statutes 78.378-78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation's stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation's stockholders. The first such threshold is the acquisition of at least one-fifth but less that one-third of the outstanding voting power. Wilson Holdings may become subject to Nevada's Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Charter and Bylaws. In addition, provisions of our articles of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of Wilson Holdings that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of Wilson Holdings by means of a proxy context, tender offer, merger or other transaction.

Supermajority Vote Provisions. The Nevada Revised Statutes provide generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws, unless a corporation's articles of incorporation or bylaws, as the case may be, require a greater percentage.

Indemnification. Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Nevada law. We also enter into indemnification agreements with our officers and directors.

Registration Rights in Connection with this Offering

In connection with our sale of Convertible Notes in December 2005, we entered into a Registration Rights Agreement with the original purchasers of such notes. Pursuant to these registration rights, we are obligated to file within 45 days of the closing date of this Offering, a registration statement to register the resale from time to time of the Notes sold in this Offering, the Conversion Shares and the Warrant Shares, if any (collectively, the “Registrable Shares”). We are obligated to use commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible, but in no event later than 180 days after the closing date of this Offering. Subject to certain blackout restrictions, we will be required to maintain such registration statement’s effectiveness until the earlier of (1) the second anniversary of the closing date of this Offering, (2) the date on which the purchasers of Notes in this Offering may sell all Registrable Shares held by them without volume limitations under Rule 144(k) under the Securities Act, or (3) such time as all Registrable Shares purchased in this Offering have been sold by the holders of such Registrable Shares (the “Effectiveness Period”).

If the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period, holders of at least 25% of the outstanding Registrable Shares may request that we effect a registration of such Registrable Shares as soon as practicable, and in any event within 60 days of such request. We shall not be required to effect more than 3 of these registrations during any consecutive 12-month period. Also, if the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period and we propose to register any of our Common Stock (other than a registration on Form S-4 or Form S-8), we shall offer the holders of the Notes the opportunity to register such number of Registrable Shares on such registration statement as each such holder may request. If such a registration involves an underwritten offering, the number of Registrable Shares that may be registered pursuant to the preceding sentence and may be included in such registration statement is subject to adjustment if we are advised by the managing underwriter in an underwritten offering that the inclusion of such Registrable Shares is likely to affect materially and adversely the success of the offering or the price that would be received for any shares of Common Stock offered in such offering.

Wilson Holdings has agreed to pay all costs and expenses associated with the registration of the Registrable Shares other than legal fees for more than one legal counsel for the selling holders and underwriters’ fees, discounts or commissions relating to the sale of the Registrable Shares. The Registration Rights Agreement also contains customary indemnification provisions between Wilson Holdings and the holders of the Registrable Shares.

Convertible Debt

The convertible debt and the related warrants will be accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, "Application of Issue No. 98-5 to Certain Convertible Instruments" and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The Company intends to obtain an independent third party valuation to determine the fair market value of its common stock. Based on the fair market value of the common stock the Company will book the amount of the beneficial conversion feature (BCF) in accordance with accounting treatment stated in the above EITF's.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Standard Registrar and Transfer Co., Inc., 12528 South 1840 East, Draper, UT 84020.

PLAN OF DISTRIBUTION

We have registered the shares offered by this prospectus on behalf of the selling stockholders, and will not receive any proceeds from the sale of the shares by the selling stockholders. These shares may be sold or distributed from time to time by the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest, all of whom we collectively refer to in this prospectus as "selling stockholders." The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices or in competitively bid transactions, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

  The selling stockholders may offer their shares at various times in one or more of the following transactions:

  in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

  in transactions involving cross or block trades;

  in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

  in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

  through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

  in privately negotiated transactions;

  in transactions to cover short sales;

  in underwritten transactions; or

  in a combination of any of the foregoing transactions.

The selling stockholders also may sell all or a portion of their shares in open market transactions in accordance with Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule. From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

Wilson has advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Under our registration rights agreement with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and stock transfer taxes relating to the sale or disposition of the shares.

We have agreed to indemnify certain of the selling stockholders and their respective controlling persons against some liabilities, including some liabilities under the Securities Act.

It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

This offering by any selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder's shares.

LEGAL MATTERS

The validity of the common stock offered by this prospectus was passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

The consolidated financial statements of Wilson Family Communities, Inc. as of December 31, 2003 and 2004 and for the years then ended, have been included herein in reliance upon the report of Helin, Donovan, Trubee & Wilkinson, LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or SEC, to register the shares as required by the federal securities laws. This prospectus, which constitutes a part of that registration statement on Form SB-2, omits certain information concerning us and our common stock contained in the registration statement. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the shares offered under this prospectus.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our Exchange Act file number for our SEC filings is 0-23819. You may read and copy any document we file with the SEC at the following SEC public reference room:

Public Reference Room
100 F St. N.E.
Washington, D.C. 20549

You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Wilson Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WILSON FAMILY COMMUNITIES, INC. Balance Sheets As of September 30, 2005 and December 31, 2004
	(unaudited) September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$3,625,485	8,943
Other assets	121,114	-
Total current assets	3,746,599	8,943
Inventory
Land	10,197,947	375,354
Construction in progress	119,453	-
Total inventory	10,317,400	375,354
Non-current assets:
Equipment and software, net of accumulated depreciation and amortization	28,339	-
Total assets	$14,092,338	384,297

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$262,557	-
Notes payable	6,683,879	-
Line of credit	17,481	-
Accrued expenses	175,089	60
Accrued interest	91,729	5,213
Deferred income	11,223	5,581
Due to related parties	419,800	21,000
Total current liabilities	7,661,758	31,854
Long term notes payable	-	279,800
Total liabilities	7,661,758	311,654

PARTNERS’ EQUITY
General partner	-	-
Limited partners	-	72,643
STOCKHOLDERS’ EQUITY
Series A Convertible Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 6,804,789 issued and outstanding, liquidation value of $6,804,789	6,805	-
Additional paid in capital, preferred stock	6,797,984	-
Common stock, $0.001 par value, 20,000,000 shares authorized, 10,000,000 shares issued and outstanding	10,000	-
Additional paid in capital, common stock	68,286	-
Retained deficit	(452,495)	-
Total stockholders' equity	6,430,580	72,643
Total liabilities and stockholders' equity	$14,092,338	384,297

See accompanying notes to financials statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Operations (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues
Revenues	255,000	-	255,000	-
Cost of revenues	114,587	-	114,587	-
Gross profit	140,413	-	140,413	-
Costs and expenses:
Corporate general and administration	369,270	31,053	434,305	30,985
Sales and marketing	105,200	-	112,372	-
Total costs and expenses	(474,470)	31,053	546,677	30,985
Operating (loss)	(334,057)	(31,053)	(406,264)	(30,985)
Interest income	36,248	10	44,122	11
Interest expense	(127,968)	-	(144,710)	-
Total other income (expense) net	(91,720)	10	(100,588)	11
Net loss	(425,777)	(31,043)	(506,852)	(30,974)

Basic and diluted (loss) per share	(0.04)	-	(0.11)	-
Basic and diluted weighted average common shares outstanding	10,000,000	-	4,444,444	-

See accompanying notes to financials statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Cash Flows Nine Months Ended September 30, 2005 and 2004 (Unaudited)
	September 30
	2005	2004
Cash flows from operating activities:
Net loss	$(506,852)	(30,974)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,091	-
Increase in inventory	(646,269)	(95,554)
Increase in other assets	(121,114)	-
Increase (decrease) in accounts payable	262,557	(1,720)
Increase in other payables	180,671	61
Increase in interest payable	86,516	-
Net cash used in operating activities	(743,400)	(128,187)
Cash flows from investing activities:
Purchase of fixed assets	(29,430)	-
Net cash used in investing activities	(29,430)	-
Cash flows from financing activities:
Repayment of notes payable	(207,109)	-
Advances on line on line of credit	17,481	-
Partnership contributions	-	(1,257)
Partnership distributions	-	127,718
Advances from related parties, net	119,000	1,000
Proceeds from sales of Common Stock	60,000	-
Proceed from sales of Series A Convertible Preferred stock	4,400,000	-
Net cash provided by financing activities	4,389,372	127,461
Net increase (decrease) in cash and cash equivalents	3,616,542	(726)
Cash and cash equivalents at beginning of period	8,943	1,720
Cash and cash equivalents at end of period	$3,625,485	994
Supplemental disclosure of non-cash financing activities:
Notes payable issued for land	$6,890,988	279,800
Preferred stock issued for land	2,404,789	-
Total land purchased	9,295,777	279,800

Common stock issued for partnership interest	$18,286	-
Cash paid for interest	$51,138	-
Cash paid for income taxes	$-	-

See accompanying notes to the financial statements.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(1)    Organization

On October 11, 2005, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Nevada corporation formerly known as Cole Computer Corporation, Wilson Acquisition Corp., a Delaware corporation, Wilson Holdings, Inc., (“WFC”), the (“Company”), and a majority of the shareholders, Wilson Acquisition Corp. was merged with and into the Company, and the Company became a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Merger”). As a result of the Merger, Wilson Holdings, Inc., which previously had no material operations, acquired the business of the Company.

Upon consummation of the Merger, each share of Company common stock was converted into one share of common stock of Wilson Holdings, Inc., and each share of Company Series A Convertible Preferred Stock was converted into one share of common stock of Wilson Holdings, Inc. (Note 14)

Prior to the Merger, the Company was formed as a Delaware corporation in 2005 and acquired all of the remaining partnership interests of Athena Equity Partners-Hays, L.P., (“Athena”) a Texas limited partnership (“Athena”). Athena engaged in various land acquisition, development and homebuilder services, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in Central Texas. On May 31, 2005, Athena merged into the Company through an exchange of partnership interests for common stock. The Company is focused on two types of activities: (1) strategic land acquisition and (2) residential land development services.

Land Acquisition: The core business plan is to acquire land and land rights either through purchase or option agreements.

Land Development Services: In tandem with the land acquisition efforts, the Company plans to prepare real estate for development and sell undeveloped real estate. The planned target group for sales is experienced local homebuilders. In addition to selling lots to these builders, the Company intends to offer a package of services designed to enable these local homebuilders to effectively compete against national builders. The services the Company plans to offer include the marketing, sales, accounting, bill payment, basic compliance review, financing, surety, and management services.

The financial statements and the notes of the Company as of September 30, 2005 and for the three months and nine months ended September 30, 2005 and 2004 have been prepared by management without audit, pursuant to rules and regulations of the Securities Exchange Commission and should be read in conjunction with the December 31, 2004 audited financials statements contained in the Company’s Form 8-K Current Report filed October 11, 2005. In the opinion of management, all normal, recurring adjustments necessary for the fair presentation of such financial information have been included. The preparation of financials statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

(2)     Summary of Significant Accounting Policies

(a)     Basis of Accounting

These financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(2)    Summary of Significant Accounting Policies (continued)

(b)    Cash Equivalents

For purposes of the statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 2005 December 31, 2004, the Company’s cash equivalents consisted of money market funds which are secured by high quality short-term securities.

(c)     Inventory

Inventory is stated at cost unless it is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development costs, deposits on land purchase contracts and capitalized interest and real estate taxes incurred during development and construction phases.

(d)     Land Held Under Option Agreements Not Owned

In order to ensure the future availability of land for development, the Company enters into lot option purchase agreements with unaffiliated third parties. Under the agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. See subsequent events (Note 14). Lot option agreements are initially capitalized as inventory costs. If the lot options is exercised the option cost is included in the cost of the land acquired. At the earlier of the time that it is determined that the lot option will not be exercised or at the date the lot option expires the cost of the lot option is expensed. As of September 30, 2005 there were $376,500 of cash deposits included in the Land account on the Balance Sheet of which approximately $100,000 is non-refundable. There were no options outstanding as of December 31, 2004.

(e)     Interest and Real Estate Taxes

Interest and real estate taxes attributable to land and homes are capitalized as inventory while they are being actively developed. As of September 30, 2005, approximately $151,000 of estimated real estate taxes are included in inventory.

(f)     Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received.

Revenues from land development services to builders are recognized when the properties containing the underlying services are sold and when the risks and rewards of ownership are transferred to the buyer.

(g)     Income Taxes

Prior to the merger of Athena with WFC at May 31, 2005, Athena was a partnership and therefore did not have income taxes as the income and losses passed through to the partners. Since the merger, income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax amounts and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(2)     Summary of Significant Accounting Policies (continued)

(g)     Income Taxes, continued

The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date. As of September 30, 2005, the Company had incurred losses since the merger with Athena of $451,765. (Note 8)

(h)     Advertising Costs

The Company has incurred advertising, marketing and promotion costs as part of the sales efforts to market the real estate for sale and services offered. These costs, including the cost of developing and printing various brochures and mail out documents, are expenses as incurred.

(i)     Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation and amortization is recorded using the straight-line method over the estimated useful life of the asset. Depreciation and amortization for equipment and computer software typically ranges from 2 to 5 years. Leasehold improvements are depreciated over the life of the respective lease. Repairs and maintenance are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

(j)      Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

The Company has estimated and accrued a liability for real estate property taxes on its purchased land in anticipation of the development of the land of approximately $151,000. Once the land starts being developed, taxes on the developed portion are subject to a roll back calculation of as much as 5 years in some jurisdictions. To the extent that the estimates are dramatically different to the actual taxes, it could have a material effect on the financial statements.

(k)     Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consist primarily of equipment and software, and real estate inventory for impairment according to whenever events or changes in circumstances indicate. Inventory is stated at the lower of cost (including direct construction costs, capitalized interest and real estate taxes) or fair value less cost to sell. Equipment and software is carried at cost less accumulated depreciation. We assess these assets for recoverability in accordance with the provisions of statement of Financial

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(2)     Summary of Significant Accounting Policies (continued)

(k)     Impairment of Long-Lived Assets, continued

Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No significant impairments of long-lived assets were recorded in 2005 or 2004.

(l)     Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees, and (“APB 25”), which allows the use of the intrinsic value method. The Company’s basis for electing accounting treatment under APB 25 is principally due to the incorporation of the dilutive effect of these shares in the reported earnings per share calculation and the presence of pro forma supplemental disclosure of the estimated fair value methodology prescribed by SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. The fair value of options was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the three months and nine months ended September 30, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor.

If the Company had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with SFAS No. 123, net income and earnings per share would have changed to the pro forma amounts indicated below:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net loss as reported	$(425,777)	(31,043)	(506,852)	(30,974)
Deduct: Total stock based employee compensation expense determined under the fair value based method for all awards, net of the related tax effects	(29,483)	-	(88,448)	-
Pro forma net loss	$(455,260)	(31,043)	(595,300)	(30,974)
Net loss per share
Basic and diluted – as reported	$(0.04)		(0.11)
Basic and diluted - pro forma	$(0.05)		(0.13)

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(2)     Summary of Significant Accounting Policies (continued)

(m)    Loss per Common Share

Earnings per share is accounted for in accordance with SFAS No. 128, “Earnings per Share,” which require a dual presentation of basic and diluted earnings per share on the face of the statements of earnings. Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

On June 30, 2005, the Company issued 6,890,989 shares of Series A Convertible Preferred Stock. These shares as well as the cumulative dividends have been excluded from loss per share at September 30, 2005 because they were anti-dilutive.

(n)     Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in theses accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits. As of September 30, 2005, the Company had no accounts receivable or notes receivable. Cash equivalents consist of money market accounts and are typically held in accounts with investment brokers or banks, which are secured with high quality short maturity investment securities. The amounts reported for cash and cash equivalents, receivables, notes receivable, notes payable, accounts payable and accrued liabilities are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

(o)     Risks and Uncertainties

The Company’s current activities are limited to the geographical area of Central Texas, which the Company defines as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration makes the Company’s operations more vulnerable to local economic downturns than those of larger, more diversified companies.

(p)    Convertible Debt

The convertible debt and the related warrants will be accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, "Application of Issue No. 98-5 to Certain Convertible Instruments" and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The Company intends to obtain an independent third party valuation to determine the fair market value of its common stock. Based on the fair market value of the common stock the Company will book the amount of the beneficial conversion feature (BCF) in accordance with accounting treatment stated in the above EITF's.

(q)    Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates the use of the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date in its income statement instead of pro forma disclosures in its financial

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(2)     Summary of Significant Accounting Policies (continued)

(q)     Recently Issued Accounting Pronouncements, continued

statement footnotes. The grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to rendered and, if the terms or conditions of an equity award are modified after the grant date, to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing of cash inflow rather than as a reduction of taxes paid. SFAS 123 as amended is effective in the first annual effective reporting period that begins after December 15, 2005 (January 1, 2006 for the Company). As of the required effective date, entities that used the fair-value-based method under the original Statement 123 will apply this revised statement using a modified version of prospective application. The Company is currently evaluating the requirements of SFAS 123R and will adopt this statement at that date. Although the Company cannot estimate the exact amount at this time, the Company expects that the adoption of this statement could have a material effect on the financial statements.

(3)     Inventory

The Company’s inventory includes real estate, real estate development costs and earnest money on land purchase options. As of September 30, 2005, the company owned two undeveloped tracts of land of approximately 15 acres and 736 acres in Hays County, Texas. (Notes 4 and 5) Earnest money deposits for land options included in inventory totaled $376,500 at September 30, 2005 of which $100,000 is non-refundable.

(4)     Related Party Transactions

In 2004, Clark N. Wilson became the sole remaining partner of Athena. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of the Wilson family purchased 1,000,000 shares of common stock for $60,000.

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for $279,800 from a third party that is secured by approximately 15 acres of land. The terms of the notes payable to Wilson family trusts remained the same at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 when the entire principal and interest will be due and payable. (Note 9)

In June 2005, Clark N. Wilson, President and CEO of the Company and John O. Gorman purchased 2,200,000 and 2,000,000 shares respectively, of Series A Convertible Preferred Stock from the company for $1.00 per share.

In August the Company repaid $121,000 that Mr. Wilson had advanced to the Company prior to the merger with Athena. In October 2005, the Company repaid the remaining $140,000 advanced by Mr. Wilson to the Company. (Note 14)

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(5)     Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (Wilson Beneficial Interest) of the property and John O. Gorman indirectly owned 12.33% (Gorman Beneficial Interest) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to the Company in exchange for 1,260,826 and 1,143,963 respectively of the 2,404,789 preferred shares issued by the Company in the transaction. SGL then sold the remaining property, approximately 74.08%, to the Company in exchange for notes payable of $6,890,988. The notes payable issued have principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (“Prime Rate”) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes was 6.75% as of September 30, 2005. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

As of September 30, 2005, two of the properties had been sold by the Company and repayments of $207,109 of principal and $35,163 of interest had been made to SGL Development, Ltd.

(6)     Liquidity and Capital Resources

The Company has $3.6 million in cash and cash equivalents as of September 30, 2005 and plans to commit substantial cash for the option rights to purchase land and guarantee certain payments regarding the development of the optioned land. At September 30, 2005 the Company had a negative working capital of $3.9 million.

The Company intends to reduce the balance of the $6.8 million notes payable through a combination of land sales and refinancing of the balance. The Company has a limited operating history since the merger and is currently attempting to raise additional operating capital for its expansion. (Note 14). It is unknown if these efforts will be successful. If the Company is unsuccessful in raising additional operating capital, the Company will scale down its operations, seek additional financial institution borrowings and additional investment from private sources.

As of September 30, 2005, the Company had secured a $2 million line of credit. (Note 9) The Company also intends to enter into transactions with local home builders that will require substantial capital resources and additional lines of credit and working capital.

(7)     Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. See subsequent events (Note 14).

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(7)     Commitments and Contingencies (continued)

Non-Compete

Clark N. Wilson, the Company’s chief executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which the Company plans to do business. While the Company does not believe that this covenant not to compete remains in effect, the stated term of this covenant not to compete is for a term of five years for certain enumerated counties in Texas and for three years for certain other counties in the United States. It is the position of the Company that the covenant not to compete relates to the business of building homes, and that the purchase and sale of real estate as contemplated by the Company does not violate the covenant.

Litigation

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Office Lease

The Company entered into a sublease agreement with a related party for 4,000 square feet of office space. The sublease term is nineteen months beginning July 1, 2005 at $6,166 per month and may be cancelled by either party with 60 days written notice. The Lease provides for expansion space with 30 days written notice.

(8)     Income Taxes

Prior to the merger on May 31, 2005, the partnership gains and losses passed through to the individual partners and income taxes are not applicable to previous periods. The Company had net losses subject to income taxes at September 30, 2005 of $451,765 with an estimated deferred tax asset of $167,153. Due to the uncertainty that the deferred tax asset will be realized, the Company has not accrued any deferred tax assets.

(9)     Notes Payable

In October 2003, the company exchanged notes payable of $279,800 and approximately $95,000 in cash for approximately 15 acres of land in Hays County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005 the note was purchased by trusts belonging to some Wilson family members. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006.

In June 2005 the Company issued notes payable of $6,890,988 with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land. (Note 5)

Line of Credit

In September 2005, the Company secured a $2,000,000, one year, line of credit master construction loan that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year. At September 30, the interest rate on borrowings was 6.75% per annum. Loans made on specific lots and construction are collateralized by such property and construction. The Loan is personally guaranteed by Mr. Wilson.

As of September 30, 2005, the Company had drawn $17,481 against the Loan.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(10)      Acquisitions

In May 2005, the Company exchanged 9,000,000 shares of common stock in exchange for all assets, liabilities and partners’ equity of Athena. The assets of Athena included approximately 15 acres of land with a carrying value of $375,354 secured by a note payable totaling $279,800. The fair value of assets acquired were allocated as follows:

Cash	$46,146
Other assets	42,699
Land inventory	375,354
Notes payable	(279,800)
Other liabilities	(166,113)
Net assets acquired with common stock	$18,286

(11)      Common Stock

The Company is authorized to issue 20,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(12)      Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of Preferred Stock with a par value of $0.001 per share.

In June 2005, the Company sold 4,400,000 shares of Series A Preferred Convertible Stock, (Series A Preferred), Par Value $0.001 per share, at a price of $1.00 per share. (Note 4)

Also in June 2005 the Company issued 2,404,789 Series A Preferred Stock in conjunction with the acquisition of 24% interesting in a 736 acre tract of land valued at $2,404,789.

The Series A Preferred has a liquidation preference of $1.00 per share plus accrued dividends, (“Liquidation Amount”). The Series A Preferred can only be redeemed at the Company’s option for a price of $4.00 per share the first year, $5.00 per share in the second year and $7.50 per share the third year. The shares can be converted at the option of the holder. The conversion rate is the current Liquidation Amounts divided by the Conversion Price. The Conversion Price shall initially be the original purchase price of the stock. The stock shall automatically convert in a 1933 Act filing at $6 per share or more, a merger or a business combination with a public entity or upon vote of a majority of holders of the preferred stock.

Each share of Series A Preferred votes as one share of common stock.

The Series A Preferred has anti-dilution protection in the event that the Company sells shares of its capital stock or securities convertible into or exercisable for shares of its capital stock for a price per share less than the Series A Preferred purchase price. The Series A Preferred will also have 15 days to exercise their preemptive right to purchase a pro-rata portion of any equity securities offered by the Company in the future on the same terms and conditions as the Company proposes to offer such securities to other parties. No adjustment will be made for issuances by the Company pursuant to the Company’s Stock Option Plan, or in connection with an IPO, business acquisition or other similar agreements for anti-dilutive or preemptive rights.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(12)     Preferred Stock (continued)

Dividend Rights

The holders of the Series A Preferred are entitled to receive a $0.10 per share annual dividend. Any unpaid dividends accrue until such time as they can be paid.

Conversion to Common Stock

On October 11, 2005 each share of Series A Preferred was converted into one share of common stock per the terms of the Merger. (Note 14)

(13)     Common Stock Option / Stock Incentive Plan

Stock Option Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, the “Stock Option Plan”. The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary.

The Board of Directors (“Board”) is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or member of the board of directors of any parent or subsidiary.

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares.

Unless terminated at an earlier date by action of the Board of Directors, the Plan terminates upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board or (2) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares. The Company had 830,478 shares of common stock available for future grants under the Plan at September 30, 2005.

The Company applies APB No. 25 in accounting for its stock options issued to employees and, accordingly, no compensation cost has been recognized in the financial statements as the exercise prices of the options granted were deemed to equal or exceed the fair value of the underlying common stock at the date of grant.

Options granted to non-employees were recorded at fair value in accordance with SFAS No. 123 and EITF 96-18. These options were issued pursuant to the Plan and are reflected in the disclosures below. None of the options were vested as of September 30, 2005. There were no options issued prior to the Plan’s inception in August 2005. A summary of activity in common stock options for the nine months ending September 30, 2005 are as follow:

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(13)    Common Stock Option / Stock Incentive Plan (continued)

	Shares	Range of Exercise Prices	Weighted- Average Exercise Price
Options granted at plan inception	850,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	-	-	-
Options outstanding, September 30, 2005	850,000	$2.00	$2.00
Add: Available for issuance	830,478
Total available under plan	1,680,478

The following is a summary of options outstanding and exercisable at September 30, 2005:

Outstanding			Vested and Outstanding
Number of Shares Subject to Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Vested Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
850,000	10.0	$2.00	-	-	$2.00

(14)      Subsequent Events

Merger

On October 11, 2005, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Nevada corporation formerly known as Cole Computer Corporation, Wilson Acquisition Corp., a Delaware corporation, the Company, and a majority of the shareholders, Wilson Acquisition Corp. was merged with and into the Company, and the Company became a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Merger”). As a result of the Merger, Wilson Holdings, Inc., which previously had no material operations, acquired the business of WFC.

Upon consummation of the Merger each share of Company common stock was converted into one share of common stock of Wilson Holdings, Inc., and each share of Company Series A Convertible Preferred Stock was converted into one share of common stock of Wilson Holdings, Inc.

Immediately prior to the Merger, as the result of a reverse stock split and the conversion of certain indebtedness into shares of our common stock, there were approximately 884,463 shares of our common stock outstanding. Approximately 16.8 million shares were issued to holders of issued and outstanding Company common and preferred stock. Former holders of options to purchase the common stock of the Company hold rights to purchase in the aggregate approximately 850,000 shares of Wilson Holdings, Inc. common stock. The capitalization of Wilson Holdings, Inc. is approximately 19.4 million shares on a fully diluted basis.

This transaction will be accounted for as a reverse merger and as a result of this transaction, the Company has become part of a publicly traded entity.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Nine Months Ended September 30, 2005 and 2004
(Unaudited)

(14)      Subsequent Events (Continued)

Option Purchase Agreements

The company entered into options to purchase and develop an additional property under varying terms and schedules subsequent to September 30, 2005. The Company has made earnest money deposits of approximately $278,000, of which approximately $100,000 is not refundable, subsequent to September 30, 2005.

Related Party Transactions

In October 2005, the Company repaid the remaining $140,000 advanced by Mr. Wilson to the Company.

Private Placement

The Company has received a non-binding term sheet for $10 million of 5% indentures with common stock conversion features. The Company will be required to file a registration statement for the underlying shares of Common Stock, with penalties up to 15% of the underlying common stock, payable in the form of common stock warrants, if certain registration milestones are not met. The value assigned to the warrants, if issued, will be initially treated as liabilities and marked to market value based on EITF 00-19 and SFAS No. 133. Once the warrants are registered, they will be reclassified to equity.

Bridge Loans

Lenders that plan to participate in the Private Placement discussed above have provided approximately $5 million of bridge loan financing to the Company at 8%, with a maturity date of January 10, 2006. The bridge loans are intended to give both the Company and lenders adequate time to negotiate and finalize the anticipated transaction.

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Wilson Family Communities, Inc.

We have audited the accompanying balance sheets of Wilson Family Communities, Inc. (formerly, Athena Equity Partner-Hays, L.P.) (the Company) as of December 31, 2004 and 2003, and the related statements of operations, partners' equity and stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

HELIN, DONOVAN, TRUBEE, & WILKINSON, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
September 16, 2005

WILSON FAMILY COMMUNITIES, INC. Balance Sheets As of June 30, 2005 and 2004 and December 31, 2004 and 2003
	(Unaudited)
	June 30		December 31,
	2005	2004	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$4,643,867	-	8,943	1,720
Other assets	82,737	69	-	-
Total current assets	4,726,604	69	8,943	1,720

Inventory
Land	9,602,913	-	375,354	-
Construction in progress	9,283	-	-	-
Total inventories	9,612,196	-	375,354	-

Non-current assets:
Equipment and software, net of accumulated depreciation and amortization	6,112	-	-	-
Total Assets	$14,344,912	69	384,297	1,720

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,380	-	-	1,720
Notes payable	6,890,988	-	-	-
Accrued expenses	19,165	-	5,273	-
Deferred income	11,222	-	5,581	-
Due to related parties	540,800	-	21,000	-
Total current liabilities	7,488,555	-	31,854	1,720
Long term notes payable	-	-	279,800	-
Total liabilities	7,488,555	-	311,654	1,720

PARTNERS’ EQUITY
General partner	-	-	-	1,257
Limited partners	-	69	72,643	(1,257)
STOCKHOLDERS’ EQUITY
Series A Convertible Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 6,804,788 issued and outstanding, liquidation value of $6,804,788	6,805	-	-	-
Additional paid in capital, preferred stock	6,797,984	-	-	-
Common stock, $0.001 par value, 20,000,000 shares authorized, 10,000,000 shares issued and outstanding	10,000	-	-	-
Additional paid in capital, common stock	68,286	-	-	-
Retained earnings	(26,718)	-	-	-
Total stockholders' equity	6,856,357	69	72,643	-
Total liabilities and stockholders' equity	$14,344,912	69	384,297	1,720

See accompanying notes to financials statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Operations Six Months Ended June 30, 2004 and 2005 and Years Ended December 31, 2004 and 2003

	(Unaudited)
	June 30		December 31,
	2005	2004	2004	2003
Revenues
Revenues from sale of land	$-	-	-	16,774,183
Cost of Revenues
Cost of land sold and sales cost	-	-	-	13,715,095
Net revenues from land sales	-	-	-	3,059,088
Costs and expenses:
Corporate general and administration	65,035	-	48,296	2,984
Sales and marketing	7,172	-	-	-
Total costs and expenses	72,207	-	48,296	2,984
Operating income (loss)	(72,207)	-	(48,296)	3,056,104
Other income	-	69	-	-
Interest income	7,874	-	26	168
Interest expense	(16,742)	-	(10,793)	(143,002)
Total other income (expense), net	(8,868)	69	(10,767)	(142,834)
Net income (loss)	$(81,075)	69	(59,063)	2,913,270

Basic and diluted (loss) per share	$(0.05)
Basic and diluted weighted average common shares outstanding:	1,666,667

See accompanying notes to financials statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Partners’ Equity and Stockholders' Equity Years Ended December 31, 2003, 2004 and Six Months Ended June 30, 2005
		Series A Preferred Stock			Common Stock
	Partners’ Equity	Shares	Amount	Additional Paid In Capital	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total
Balances January 1, 2003	$3,128,430	-	$ -	$ -	-	$ -	$ -	$ -	$3,128,430
Contributions	164,483	-	-	-	-	-	-	-	164,483
Net income	2,913,270	-	-	-	-	-	-	-	2,913,270
Distributions	(6,206,183)	-	-	-	-	-	-	-	(6,206,183)
Balances at December 31, 2003	-	-	-	-	-	-	-	-	-
Contributions	131,706	-	-	-	-	-	-	-	131,706
Net loss	(59,063)	-	-	-	-	-	-	-	(59,063)
Balances at December 31, 2004	72,643	-	-	-	-	-	-	-	72,643
Net loss through May 31, 2005	(54,357)	-	-	-	-	-	-	-	(54,357)
Common Stock issued in exchange Cash and Partnership interests	(18,286)	-	-	-	9,000,000	9,000	9,286	-	-
Sale of Common Stock	-	-	-	-	1,000,000	1,000	59,000	-	60,000
Sales of Series A Convertible Preferred Stock	-	4,400,000	4,400	4,395,600	-	-	-	-	4,400,000
Series A Preferred Stock issued for land	-	2,404,788	2,405	2,402,384	-	-	-	-	2,404,789
Net loss from June 1 through June 30, 2005	-	-	-	-	-	-	-	(26,718)	(26,718)
Balances June 30, 2005	$ -	6,804,788	$6,805	$ 6,797,984	10,000,000	$10,000	$68,286	($26,718)	$6,856,357

See accompanying notes to financial statements.

WILSON FAMILY COMMUNITIES, INC. Statements of Cash Flows Six Months Ended June 30, 2005 and 2004 and Years Ended December 31, 2004 and 2003

	(Unaudited)
	June 30		December 31,
	2005	2004	2004	2003
Cash flows from operating activities:
Net income (loss)	$(81,075)	69	(59,063)	2,913,270
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Depreciation and amortization	135	-	-	(9,167)
(Increase) decrease in inventories	(9,283)	-	(95,554)	8,153,258
(Increase) decrease in other assets	(14,519)	(69)	-	115,874
Increase in accounts payable	26,380	-	-	-
Increase in other payables	19,533	(1,720)	9,134	(50,575)
Net cash provided by (used in) operating activities	(58,829)	(1,720)	(145,483)	11,122,660
Cash flows from investing activities:
Purchase of fixed assets	(6,247)	-	-	-
Net cash used in investing activities	(6,247)	-	-	-
Cash flows from financing activities:
Repayment of notes payable	-	-	-	(5,000,000)
Partnership contributions	-	-	131,706	164,483
Partnership distributions	-	-	-	(6,206,183)
Advances (repayment) from related parties, net	240,000	-	21,000	(80,137)
Proceeds from sales of Common Stock	60,000	-	-	-
Proceeds from sales of Series A Convertible Preferred stock	4,400,000	-	-	-
Net cash provided by (used in) financing activities	4,700,000	-	152,706	(11,121,837)

Net increase (decrease) in cash and cash equivalents	4,634,924	(1,720)	7,223	823
Cash and cash equivalents at beginning of period	8,943	1,720	1,720	897
Cash and cash equivalents at end of period	$4,643,867	-	8,943	1,720

Supplemental disclosure of non-cash financing activities:
Notes payable issued for land	$6,890,988	-	279,800	-
Preferred stock issued for land	2,404,788	-	-	-
Total land purchased	9,295,776	-	279,800	-

Common stock issued for partnership interest	$18,286	-	-	-
Cash paid for interest	$-	-	-	75,000
Cash paid for income taxes	$-	-	-	-

See accompanying notes to the financial statements.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(1)    Organization

Wilson Family Communities, Inc. (“WFC”) was formed as a Delaware corporation in 2005 and acquired all of the remaining partnership interests of Athena Equity Partners-Hays, L.P., (“Athena”) a Texas limited partnership (“Athena”). Athena engaged in various land acquisition, development and homebuilder services, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in Central Texas. On May 31, 2005, Athena merged into WFC through an exchange of partnership interests for common stock. The Company will be focused on three types of activities: (1) strategic land acquisition, (2) residential land development and services,.

Land Acquisition: The core business plan is to acquire land and land rights either through purchase or option agreements.

Residential Land Development and Services: In tandem with the land acquisition efforts, the Company plans to prepare real estate for development and sell undeveloped real estate. The planned target group for sales is experienced local homebuilders. In addition to selling lots to these builders, the Company intends to offer a package of services designed to enable these local home builders to effectively compete against national builders. The services the Company plans to offer include the marketing, sales, accounting, bill payment, basic compliance review, financing, surety, and management services.

(2)     Summary of Significant Accounting Policies

(a)     Basis of Accounting

These financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.

(b)    Cash Equivalents

For purposes of the statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of three months or less to be cash equivalents. At June 30, 2005 and 2004 and December 31, 2004 and 2003, the Company’s cash equivalents consisted of money market funds.

(c)     Inventories

Inventories are stated at cost unless the inventory is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development costs, deposits on land purchase contracts and capitalized interest and real estate taxes incurred during development and construction phases.

(d)     Land Held Under Option Agreements Not Owned

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)     Summary of Significant Accounting Policies (continued)

(d)     Land Held Under Option Agreements Not Owned, continued

These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. See subsequent events (Note 13). Lot option agreements are initially capitalized as Inventory costs. If the lot options are exercised the option cost is included in the cost of the land acquired. At the earlier of the time that it is determined that the lot option will not be exercised or at the date the lot option expires the cost of the lot option is expensed.

(e)     Interest and Real Estate Taxes

Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed.

Capitalized interest and real estate taxes to date have been immaterial.

(f)     Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received.

Revenues from land development and services to builders are recognized when the properties containing the underlying services are sold and when the risks and rewards of ownership are transferred to the buyer.

(g)     Income Taxes

Prior to the merger of Athena with WFC at May 31, 2005, Athena was a partnership and therefore did not have income taxes as the income and losses passed through to the partners.

Since the merger, income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax amounts and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date. As of June 30, 2005, the Company had incurred losses of $26,718. (Note 8)

(h)     Advertising Costs

The Company has incurred advertising, marketing and promotion costs as part of the sales efforts to market the real estate for sale and services offered. These costs, including the cost of developing and printing various brochures and mail out documents, are expenses as incurred.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)     Summary of Significant Accounting Policies (continued)

(i)     Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation and amortization is recorded using the straight-line method over the estimated useful life of the asset. Depreciation and amortization for equipment and computer software typically ranges from 2 to 5 years. Leasehold improvements are depreciated over the life of the respective lease. Repairs and maintenance are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

(j)      Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(k)     Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consist primarily of equipment and software, and real estate inventory for impairment according to whenever events or changes in circumstances indicate. Inventory is stated at the lower of cost (including direct construction costs, capitalized interest and real estate taxes) or fair value less cost to sell. Equipment and software is carried at cost less accumulated depreciation. We assess these assets for recoverability in accordance with the provisions of statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No significant impairments of long-lived assets were recorded in 2005, 2004 or 2003.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)    Summary of Significant Accounting Policies (continued)

(l)     Loss per Common Share

Earnings per share is accounted for in accordance with SFAS No. 128, “Earnings per Share,” which require a dual presentation of basic and diluted earnings per share on the face of the statements of earnings. Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

On June 30, 2005, the Company issued 6,890,988 shares of Series A Convertible Preferred Stock, which were excluded from earnings per share calculations because they are anti-dilutive. Only common shares were used in calculating loss per share at June 30, 2005.

(n)     Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk, include cash and cash equivalents. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in theses accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits. As of June 30, 2005, the Company had no accounts receivable or notes receivable. Cash equivalents consist of money market accounts and are typically held in accounts with investment brokers or banks which are secured with high quality short maturity investment securities. The amounts reported for cash and cash equivalents, receivables, notes receivable, notes payable, accounts payable and accrued liabilities are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

(o)     Risks and Uncertainties

The Company’s current activities are limited to the geographical area of Central Texas which the Company defines as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration makes the Company’s operations more vulnerable to local economic downturns than those of larger, more diversified companies.

(p)     Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates the use of the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date in its income statement instead of pro forma disclosures in its financial statement footnotes. The grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to rendered and, if the terms or conditions of an equity award are

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(2)     Summary of Significant Accounting Policies (continued)

(p)     Recently Issued Accounting Pronouncements, continued

modified after the grant date, to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing of cash inflow rather than as a reduction of taxes paid. SFAS 123 as amended is effective in the first annual effective reporting period that begins after December 15, 2005 (January 1, 2006 for the Company). As of the required effective date, entities that used the fair-value-based method under the original Statement 123 will apply this revised statement using a modified version of prospective application. The Company is currently evaluating the requirements of SFAS 123R and will adopt this statement at that date. Although the Company cannot estimate the exact amount at this time, the Company expects that the adoption of this statement could have a material effect on the financial statements.

(3)     Inventories

The Company’s inventories include real estate and development costs. As of June 30, 2005, the company owned two undeveloped tracts of land of approximately 15 acres and 736 acres in Hays County, Texas. (Notes 4 and 5)

(4)     Related Party Transactions

In 2004, Clark N. Wilson became the sole remaining partner of Athena. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of the Wilson family, purchased 1,000,000 shares of common stock for $60,000.

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for $279,800 from a third party that is secured by approximately 15 acres of land. The terms of the notes payable to Wilson family trusts remained the same at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 when the entire principal and interest will be due and payable. (Note 9)

In June 2005, Clark N. Wilson, President and CEO of the Company and John O. Gorman purchased 2,200,000 and 2,000,000 shares respectively, of Series A Convertible Preferred Stock from the company for $1.00 per share.

(5)     Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (Wilson Beneficial Interest) of the property and John O. Gorman indirectly owned 12.33% (Gorman Beneficial Interest) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to the Company in exchange for 1,260,826 and 1,143,963 respectively of the 2,404,789 issued by the Company in the transaction. SGL then sold the remaining property, approximately 74.08% of the property to the Company in exchange for notes payable of $6,822,770. The notes payable issued have principal and interest due at

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(5)     Real Property Purchase (continued)

maturity on June  30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (Prime Rate) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes was 6.25% as of June 30, 2005. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

(6)     Liquidity and Capital Resources

The Company currently has $4.6 million in cash and cash equivalents and plans to commit substantial cash for the option rights to purchase land and guarantee certain payments regarding the development of the optioned land. The Company also intends to enter into other transactions with local homebuilders that will require substantial capital resources. The Company has a limited operating history since the merger and is currently attempting to raise additional operating capital (Note 13). It is unknown if these efforts will be successful.

(7)     Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. See subsequent events (Note 13).

Non-Compete

Clark N. Wilson, the Company’s chief executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2003. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business. This covenant not to compete is for a term of five years for certain enumerated counties in Texas and for three years for certain other counties in the United States, with such term beginning on June 17, 2002. It is our position that the covenant not to compete relates to the business of building homes, and that the purchase and sale of real estate as contemplated by us does not violate the covenant.

Litigation

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Office Lease

The Company entered into a sublease agreement with a related party for 4,000 square feet of office space. The sublease term is nineteen months beginning July 1, 2005 at $6,166 per month and may be cancelled by either party with 60 days written notice. The Lease provides for expansion space with 30 days written notice.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(8)        Income Taxes

Prior to the merger on May 31, 2005, the partnership gains and losses passed through to the individual partners and income taxes are not applicable to previous periods. The Company had net losses subject to income taxes at June 30, 2005 of $26,718 with a deferred tax asset recorded of $9,882. Due to the uncertainty that the deferred tax asset will be realized, the Company has provided a 100% valuation allowance on its deferred tax assets.

(9)        Notes Payable

In September 2002, the Company obtained a $5,000,000 loan from a bank to purchase the rights in a land purchase option. The maturity date was September 5, 2004 and required quarterly interest payments at the prime rate plus 1.25% as quoted in the Wall Street Journal. The note was repaid on March 5, 2003. The loan was personally guaranteed by Mr. Wilson.

In October 2003, the company exchanged notes payable of $279,800 and approximately $95,000 in cash for approximately 15 acres of land in Hays County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005 the note was purchased by trusts belonging to some Wilson family members. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006.

In June 2005 the Company issued notes payable of $6,890,988 with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land. (Note 5)

(10)     Acquisitions

In May 2005, the Company exchanged 9,000,000 shares of common stock in exchange for all assets, liabilities and partners’ equity of Athena. The assets of Athena included approximately 15 acres of land with a carrying value of $375,354 secured by a note payable totaling $279,800. The fair value of assets acquired were allocated as follows:

Cash	$46,146
Other assets	42,699
Land inventory	375,354
Notes payable	(279,800)
Other liabilities	(166,113)
Net assets acquired	$18,286

(11)     Common Stock

The Company is authorized to issue 20,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(12)     Preferred Stock

The Company is authorized to issued up to 10,000,000 shares of Preferred Stock with a par value of $0.001 per share.

In June 2005, the Company sold 4,400,000 shares of Series A Preferred Convertible Stock, (Series A Preferred), Par Value $0.001 per share, at a price of $1.00 per share. (Note 4)

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(12)     Preferred Stock (continued)

In June 2005 the Company issued 2,404,789 Series A Preferred Stock in conjunction with the acquisition of 24% interesting in a 736 acre tract of land valued at $2,404,789.

The Series A Preferred has a liquidation preference of $1.00 per share plus accrued dividends, (“Liquidation Amount”). The Series A Preferred can only be redeemed at the Company’s option for a price of $4.00 per share the first year, $5.00 per share in the second year and $7.50 per share the third year. The shares can be converted at the option of the holder. The conversion rate is the current Liquidation Amounts divided by the Conversion Price. The Conversion Price shall initially be the original purchase price of the stock. The stock shall automatically convert in a 1933 Act filing at $6 per share or more, a merger or a business combination with a public entity or upon vote of a majority of holders of the preferred stock.

Each share of Series A Preferred votes as one share of common stock.

The Series A Preferred has anti-dilution protection in the event that the Company sells shares of its capital stock or securities convertible into or exercisable for shares of its capital stock for a price per share less than the Series A Preferred purchase price. The Series A Preferred will also have 15 days to exercise their preemptive right to purchase a pro-rata portion of any equity securities offered by the Company in the future on the same terms and conditions as the Company proposes to offer such securities to other parties. No adjustment will be made for issuances by the Company pursuant to the Company’s Stock Option Plan, or in connection with an IPO, business acquisition or other similar agreements for anti-dilutive or preemptive rights.

Dividend Rights

The holders of the Series A Preferred are entitled to receive a $0.10 per share annual dividend. Any unpaid dividends accrue until such time as they can be paid.

(13)      Subsequent Events

Merger

On October 11, 2005, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Nevada corporation formerly known as Cole Computer Corporation, Wilson Acquisition Corp., a Delaware corporation, the Company, and a majority of the shareholders, Wilson Acquisition Corp. was merged with and into the Company, and the Company became a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Merger”). As a result of the Merger, Wilson Holdings, Inc., which previously had no material operations, acquired the business of WFC.

Upon consummation of the Merger each share of Company common stock was converted into one share of common stock of Wilson Holdings, Inc., and each share of Company Series A Convertible Preferred Stock was converted into one share of common stock of Wilson Holdings, Inc.

Immediately prior to the Merger, as the result of a reverse stock split and the conversion of certain indebtedness into shares of our common stock, there were approximately 884,463 shares of our common stock outstanding. Approximately 16.8 million shares were issued to holders of issued and outstanding Company common and preferred stock. Former holders of options to purchase the common stock of the Company hold rights to purchase in the aggregate approximately 850,000 shares of Wilson Holdings, Inc. common stock. The capitalization of Wilson Holdings, Inc. is approximately 19.4 million shares on a fully-diluted basis.

This transaction will be accounted for as a reverse merger and as a result of this transaction, the Company will become a publicly traded entity.

WILSON FAMILY COMMUNITIES, INC.
Notes to Financial Statements
Six Months Ended June 30, 2005 and 2004 and
Years Ended December 31, 2004 and 2003

(13)     Subsequent Events (continued)

Option Purchase Agreements

The company entered into options to purchase and develop 5 properties under varying terms and schedules subsequent to June 30, 2005. The Company has made earnest money deposits of approximately $605 thousand, and the Company will have an “inspection period” whereby the Company can terminate the agreement and the earnest money would be returned except for a nominal fee. The Company anticipates inspection costs on the property relating to surveying, engineering studies or similar expenses prior to terminating or exercising its rights under the agreement.

Stock Option Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, the “Stock Option Plan”. The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary.

The Board of Directors (“Board”) is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or member of the board of directors of any parent or subsidiary.

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares. On August 30, 2005, seventeen grants were awarded at a fair market value of $2.00 per share, with 5 year vesting and a 10 year expiration totaling 850,000 shares, Including 100,000 shares to Clark Wilson, 60,000 shares to three members of the board, and 95,000 shares issued to non-employees. Shares to non-employees are non qualified stock options. The fair value of such options were $104,500 at the date of grant.

Master Construction Loan

In September 2005, the Company secured a $2,000,000, one year, “Master Construction Loan” the “Loan,” that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year at the initial rate of 6.25% per annum. The Loan is personally guaranteed by Mr. Wilson.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

The company's Articles of Incorporation and By-laws provide that the company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Additionally, each of the company’s officers and directors are parties to indemnification agreements with the company pursuant to which they are entitled to indemnification in their capacity as officers of the company to the fullest extent permitted by the NGCL

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by Wilson Holdings. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$1,861
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Miscellaneous	2,500
Total	$39,361

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Transactions Prior to Acquisition of Wilson Family Communities, Inc.

During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the

Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Date	Number of Common Shares	Offering Price
October 6, 2005	658,922	$1,126,755

These shares were issued pursuant to the conversion of outstanding indebtedness of the Company to shares of common stock.

Acquisition of Wilson Family Communities, Inc.

In connection with the closing of our acquisition of Wilson Family Communities, Inc., or WFC, on October 11, 2005, we issued 16,804,479 shares of unregistered Common Stock to holders of the capital stock of WFC, in exchange for all issued and outstanding shares of the capital stock of WFC, and reserved for issuance 850,000 shares of common stock pursuant to outstanding options to purchase common stock of WFC pursuant to WFC's 2005 Stock Option/Stock Issuance Plan that were assumed by us.

The options to purchase common stock were all issued under the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan, which we assumed in connection with the Merger. The options vest over a five year period, are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The outstanding options to purchase our common stock consist of options to purchase 850,000 shares of common stock in the aggregate at $2.00 per share.

The issuance of the shares of our common stock and the reservation of shares of common stock to be issued upon exercise of the options assumed in connection with the Merger was not registered under the Securities Act of 1933, as amended (the "Securities Act"), and the securities issued in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The securities may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act.

These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

No underwriters were involved in any of the foregoing distributions of securities.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     Exhibits

          The Exhibit Index filed herewith is incorporated herein by reference.

(b)     Financial Statement Schedules

Financial Statement Schedules not included below have been omitted because they are not required or not applicable, or because the required information is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on February 2, 2006.

WILSON HOLDINGS, INC.

By: /s/ Clark Wilson
Clark Wilson, President and
Chief Executive Officer

 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints, Clark Wilson and Daniel Allen, and each or any of them, his true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2006.

Name	Title

/s/ Clark Wilson	President, Chief Executive Officer and Director
Clark Wilson	(Principal Executive Officer)

/s/ Daniel Allen	Executive Vice President, Chief Financial Officer and Secretary
Daniel Allen	(Principal Financial and Accounting Officer)

/s/ Michael A. Luigs	Director
Michael A. Luigs

/s/ Sidney Christopher Ney	Director
Sidney Christopher Ney

/s/ Barry A. Williamson	Director
Barry A. Williamson

EXHIBIT INDEX
LIST OF EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated September 2, 2005 by and among the Registrant, Wilson Acquisition Corp., Wilson Family Communities, Inc. and the Major Shareholders listed on Schedule A thereto (filed as Exhibit 2.01 to Registrant’s Current Report on Form 8-K dated September 2, 2005 and incorporated herein by reference)
3.1	Articles of Incorporation of Pandora’s Golden Box (filed as Exhibit 3.1 to Registrant’s Registration Statement on Form 10-SB (SEC File No. 000-23819) (the “Form 10-SB”) and incorporated herein by reference)
3.2	Certificate of Amendment to Articles of Incorporation (filed as Exhibit 3.2 to the Form 10-SB)
3.3	Certificate of Amendment to Articles of Incorporation (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference)
3.4	Bylaws (filed as Exhibit 3.3 to the Form 10-SB and incorporated herein by reference.
4.1	Specimen certificate for shares of Common Stock (filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
5.1*	Opinion of Woodburn and Wedge LLP
10.1	Engagement Letter, dated as of September 14, 2005, by and between Registrant and Tejas Securities Group, Inc. (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.2	Sublease Agreement dated July 11, 2005, by and between Registrant and Tejas Securities Group, Inc. (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.3*	Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan (filed as Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.4	Master Construction Loan Agreement dated September 28, 2005 by and among Registrant and Plains Capital Bank (filed as Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.5	Promissory Note dated September 28, 2005 issued by Registrant to PlainsCapital Bank (filed as Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.6	Securities Purchase Agreement by and among the Registrant and the Purchasers set forth therein (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.7	Registration Rights Agreement by and among the Registrant and the holders of the Registrant’s Convertible Notes (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.8	Form of Warrant (filed as Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.9	Warrant issued by Registrant to Tejas Securities (filed as Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
23.1*	Consent of Helin, Donovan, Trubee & Wilkinson, LLP.
23.2*	Consent of Woodburn and Wedge (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).

* Filed herewith